     As filed with the Securities and Exchange Commission on March 27, 1998.
                           Registration No. 333-41545
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          ----------------------------
                             AMENDMENT NO. 2 TO THE
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ----------------------------

                       SOUTHEAST COMMERCE HOLDING COMPANY

             (Exact name of registrant as specified in its charter)

            Georgia                         6021                 58-2349097
            -------                         ----                 ----------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                         100 Galleria Parkway, Suite 400
                             Atlanta, Georgia 30339
                                 (770) 956-4034

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office and place of business)

                          ----------------------------

                             Richard A. Parlontieri
                             Chief Executive Officer
                         100 Galleria Parkway, Suite 400
                             Atlanta, Georgia 30339
                                 (770) 956-4034

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          ----------------------------

  Copies of all communications, including copies of all communications sent to agent for service, should be sent to:

          Neil E. Grayson, Esq.                       Andrew J. Federico, Esq.
Nelson Mullins Riley & Scarborough, L.L.P.         Carlile Patchen & Murphy, LLP
  999 Peachtree Street, N.E., Suite 1400               366 East Broad Street
          Atlanta, Georgia 30309                        Columbus, Ohio 43215
              (404) 817-6000                               (614) 228-6135
           (404) 817-6225 (Fax)                         (614) 221-0216 (Fax)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-_________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] 33-_________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

             CALCULATION OF REGISTRATION FEE
           ==============================================================================================================
                                                             PROPOSED MAXIMUM   PROPOSED MAXIMUM
               TITLE OF EACH CLASS OF          AMOUNT TO BE        OFFERING           OFFERING             AMOUNT OF
             SECURITIES TO BE REGISTERED        REGISTERED     PRICE PER SHARE    AGGREGATE PRICE(1)    REGISTRATION FEE
           --------------------------------------------------------------------------------------------------------------
             Common Stock, $.01 par value...     1,500,000          $10.00           $15,000,000             $4,425
                                               --------------------------------------------------------------------------
             Warrants.......................     1,500,000          $    0           $         0             $    0
           ==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, Dated March __, 1998
                                   PROSPECTUS

                       SOUTHEAST COMMERCE HOLDING COMPANY
                         A Proposed Holding Company For
                                  Commerce Bank
                        1,385,000 Shares Of Common Stock
                                       and
           115,000 Units, Each Consisting Of One Share Of Common Stock
               And One Warrant To Purchase A Share Of Common Stock

                         -------------------------------

         This Prospectus relates to the offer of a minimum of 550,000 and a maximum of 1,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), to be issued by Southeast Commerce Holding Company, a Georgia corporation (the "Company"), which has been organized to own all of the capital stock of Commerce Bank (the "Bank"). For each $10 purchase in the offering, each investor who is not an Organizer (as defined on page 4) of the Bank will receive one share of Common Stock. However, in recognition of the financial risks they have undertaken in organizing the Bank, for each $10 purchase each Organizer will receive a unit consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock (the "Units"). See "Management - Stock Warrants." The Organizers intend to purchase at least 115,000 shares of Common Stock in the offering. Therefore, the Company is offering up to 1,385,000 shares of Common Stock to non-Organizers and 115,000 Units to Organizers. However, the Organizers have reserved the right to purchase additional shares in the offering, including up to 100% of the shares offered hereunder if necessary to complete the offering, and each share purchased by an Organizer will be accompanied by a warrant for an additional share.

         Sale of the Common Stock will commence on or about ___________. This is a "best efforts" offering by the Company, and it will be terminated by the Organizers upon the sale of 1,500,000 shares or May 15, 1998, whichever occurs first, unless the offering is extended, at the discretion of the Company, for additional periods ending no later than March 31, 1999. However, the Organizers reserve the right to terminate the offering at any time after the sale of the minimum offering of 550,000 shares. Subscriptions are binding on subscribers and may not be revoked by subscribers without the consent of the Company.

         INVESTMENT IN THESE SECURITIES INVOLVES SIGNIFICANT RISK AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                              --------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                                                         Underwriting Discounts    Proceeds to the
                                                   Price to Public(1)       and Commissions(2)        Company(3)
------------------------------------------------------------------------------------------------------------------
Per Share......................................       $     10.00                $   0.65             $      9.35
------------------------------------------------------------------------------------------------------------------
Per Unit(4)....................................       $     10.00                $   0.00             $     10.00
==================================================================================================================
Total (Minimum)................................       $ 5,500,000                $282,750             $ 5,217,250
      (Maximum)................................       $15,000,000                $900,250             $14,099,750
==================================================================================================================

(1) - (4) See footnotes on the inside front cover page.


                    -----------------------------------------

                       BANC STOCK FINANCIAL SERVICES, INC.

                The date of this Prospectus is ___________, 1998.

Footnotes to the cover page:

(1) The offering price has been arbitrarily established by the Company. See "Risk Factors -- Offering Price."
(2) The offering will be made on a best-efforts basis by Banc Stock Financial Services, Inc. as Sales Agent. The Sales Agent's commission will be 5.5% with respect to shares sold in the offering to certain investors identified by the Organizers and 6.5% with respect to other shares sold in the offering, except that the Sales Agent will not receive any commission on shares to be purchased in the offering by the Organizers. The Organizers currently contemplate purchasing at least 115,000 shares in the offering. The commissions described above reflect the payment of a 6.5% commission on all sales other than the 115,000 shares expected to be purchased by the Organizers. The Company has agreed to indemnify the Sales Agent against certain civil liabilities, including liabilities under the Securities Act of 1933. See "The Offering."
(3) Before deducting expenses related to this offering, estimated to be approximately $125,000. See "Use of Proceeds -- By the Company."
(4) In recognition of the financial risks they have undertaken in organizing the Bank, for each $10 purchase in the offering each Organizer will receive a Unit consisting of one share of Common Stock and one warrant to purchase an additional share of Common Stock. The Warrants will be represented by warrant agreements entered into with each organizer. See "Management - Stock Warrants." The Organizers intend to purchase at least 115,000 shares of Common Stock in the offering.

         Prospective investors should carefully review the Prospectus before subscribing for shares. Subscribers must represent in the Subscription Agreement that they have received a copy of this Prospectus. See "The Offering -- How to Subscribe." The Company has established a minimum subscription of 100 shares and a maximum subscription by any subscriber of 5% of the total number of shares sold in the offering. However, the Organizers reserve the right to waive these limits without notifying any subscriber. Proceeds of the offering will be deposited in an escrow account at The Bankers Bank, as escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 550,000 shares and satisfaction of certain other conditions of the offering. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The Offering -- Conditions of the Offering and Release of Funds."


                             REPORTS TO SHAREHOLDERS

         The Company is not a reporting company as defined by the Securities and Exchange Commission (the "SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year and will distribute quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information. The Company's fiscal year ends on December 31.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a Registration Statement under the Securities Act of 1933 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, please see the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

         The Company and the Organizers have filed or will file various applications with the Office of Thrift Supervision. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Office of Thrift Supervision, is inconsistent with information presented in this Prospectus, such other information is superseded by the information presented in this Prospectus. Projections appearing in the applications were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information contained elsewhere in this Prospectus.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

                                    OVERVIEW

         Southeast Commerce Holding Company, a Georgia corporation (the "Company"), was incorporated primarily to hold all of the capital stock of its proposed federal savings bank subsidiary, Commerce Bank (the "Bank"). The Company will initially engage only in the business of owning and managing the Bank, and the Bank will focus its core business on first and second residential mortgages, home equity loans, refinancing, consumer loans, commercial loans, private banking and SBA lending. Neither the Company nor the Bank has any history of operations, nor will they commence any business until after the offering is completed. In addition, the Company may not acquire the capital stock of the Bank without the prior approval of the Office of Thrift Supervision (the "OTS").

         The thrift charter will allow the Bank to operate in all fifty states and to branch into any county in the state of Georgia. The thrift charter will also give the Company more flexibility to pursue strategic opportunities to grow its customer base and to create cross-selling opportunities to those same customers. The Company intends eventually to build a multi-site financial services institution that focuses its core business on community banking as it relates to real estate and other related areas of commerce. These businesses may include, but will not be limited to, a residential mortgage company, a wholesale mortgage company, a small loan finance company, and a property/ casualty insurance company.

         The Company intends to use state-of-the-art technology to offer electronic banking services and products and provide better service to its customers. The Bank's operating strategies will be based on its philosophy of Better People, Better Service, Better Bankingsm.

                                    THE BANK

         The Organizers (as defined below) filed an application with the OTS in October 1997 to charter the Bank as a federal savings bank. The Organizers expect to obtain preliminary approval of the Bank's application for a charter in April 1998. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the OTS, including capitalization of the Bank with at least a specified minimum amount of capital, which the Organizers believe will be $5,000,000. Additionally, the Company must obtain the approval of the OTS to become a unitary thrift holding company before acquiring the capital stock of the Bank.

         As a federally chartered savings association, the Bank will have general authority to originate and purchase loans secured by real estate, secured or unsecured loans for commercial, corporate, business, or agricultural purposes, and loans for personal, family, or household purposes. The Bank will initially emphasize retail banking, home mortgages, real estate development, and consumer lending needs. The Bank will not be permitted to make non-real estate commercial purpose loans that exceed 20% of its assets or non-real estate consumer purpose loans that exceed 35% of its assets. The Bank expects initially to limit its lending activities primarily to Cobb County, Georgia, and the surrounding areas.

         The principal executive offices of both the Company and the Bank will initially be located at 100 Galleria Parkway, Suite 400, Atlanta, Georgia 30339. The Company's telephone number is (770) 956-4034.

         The Bank's initial office will be located at Paces Summit, located in historic Vinings, Georgia. Richard A. Parlontieri will be the Chairman and Chief Executive Officer of the Company, and Louis J. Douglass, III will be the President and Chief Executive Officer of the Bank. Mr. Douglass has over 30 years of banking experience, most of which was acquired with community banks and regional banks serving the Atlanta and North Georgia markets. See "Management." The Organizers presently are engaged in completing the tasks necessary to open the Bank by the

June 1998, although no assurances can be given that the Bank will open for business or that the projected opening date can be achieved.

                                 THE ORGANIZERS

         The organizers of the Company and the Bank (the "Organizers") are Gary
M. Bremer, Richard C. Carter, Louis J. Douglass, III, Terry L. Ferrero, Stephen
R. Gross, G. Webb Howell, Richard A. Parlontieri, Frank E. Perisino, and Donnie Russell. Additional individuals may be added as Organizers, subject to regulatory approval. All of the Organizers except Mr. Gross will serve as directors of the Company and the Bank.

         The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 115,000 shares of the Common Stock to be sold in this offering, equal to 20.9% of the minimum number of shares offered hereby and 7.7% of the maximum number of shares offered hereby, at a purchase price of $10 per share. In recognition of the financial risks they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases in the offering (directly or indirectly, such as through an IRA account or through a spouse's or a child's name), the Organizer will also receive a warrant to purchase an additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock). The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date the Bank opens for business or one year from the date of this prospectus and will be exercisable during the ten-year period following that date, at an exercise price equal to $10.00 per share. See "Management - Stock Warrants." The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws applicable to affiliates. See "Capital Stock--Shares Eligible for Future Sale." Although there is no formal agreement to do so, the Organizers intend to purchase at least 115,000 shares of Common Stock in the offering. However, the Organizers have reserved the right to purchase additional shares in the offering, including up to 100% of the shares offered hereunder (subject to obtaining regulatory approval) if necessary to complete the offering, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Each share purchased by an Organizer will be accompanied by a warrant for an additional share. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "The Offering" and "Management."

                                  THE OFFERING

Securities Offered.......           1,385,000 shares of Common Stock of the Company, par value $.01 per share
                                    115,000 Units, consisting of one share of Common Stock and one Warrant to purchase an additional share of Common Stock

Offering Price...........           $10.00 per share to investors other than Organizers
                                    $10.00 per Unit to Organizers

Use of Proceeds..........           The Company will use 75% of the net proceeds of the offering (subject to a minimum of $5,000,000) to capitalize the Bank through the purchase of all of the capital stock of the Bank, subject to regulatory approval; to pay organizational expenses of the Company and the expenses of this offering, estimated to be approximately $200,000; and to provide working capital. The
                                    Company plans to retain all remaining sums at the Company and initially invest the sums in United States government securities or as a deposit at the Bank. The Company may be required by the OTS to capitalize the Bank at a level in excess of the minimum of $5,000,000, in which case the Company would have to receive additional net proceeds in the offering or obtain additional capital from another source. The Company has not sought any other source from which to obtain this capital, and there can be no assurances the
                                    Company would be able to do so.

                                    IF THE CONDITIONS FOR RELEASING SUBSCRIPTION FUNDS FROM ESCROW ARE MET AND
                                    SUCH FUNDS ARE RELEASED BUT FINAL REGULATORY APPROVAL TO COMMENCE BANKING
                                    OPERATIONS IS NOT OBTAINED FROM THE OTS OR THE BANK DOES NOT OPEN FOR ANY
                                    OTHER REASON, IT IS POSSIBLE THAT SUBSCRIBERS COULD BE RETURNED AN AMOUNT
                                    LESS THAN THEIR ORIGINAL INVESTMENT. See "Risk Factors --Return of Less Than
                                    Subscription Amount." The Bank will use the $5,000,000 received from the sale of its stock to the Company to pay organizational and pre-opening expenses of the Bank; to renovate and furnish the Bank's offices; and to provide working capital to be used for business purposes, including paying officers' and employees' salaries and making loans and investments. See "Use of Proceeds."

Conditions to
  Offering...............           This offering will be terminated and all subscription funds (without interest, except to Ohio residents) will be returned promptly to subscribers unless on or before May 15, 1998 (or such later date if the offering is extended by the Company for additional periods not to extend beyond March
                                    31, 1999), (i) the Company has accepted subscriptions and payment in full for a minimum of 550,000 shares; and (ii) the Company has obtained approval of the OTS to acquire the capital stock of the Bank and thereafter to become a unitary thrift holding company. Subscription proceeds for shares subscribed for will be deposited promptly in an escrow account with The
                                    Bankers Bank, as escrow agent (the "Escrow Agent"), under the terms of an escrow agreement (the "Escrow Agreement"), pending the satisfaction of the conditions set forth above or the termination of the offering. Upon satisfaction of the conditions set forth above, all subscription funds held in escrow, including any interest actually earned thereon, shall be released to the Company for its immediate use. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. See "The Offering."

Plan of Distribution.....           The Company has established a minimum investment by any subscriber (together with his or her affiliates) of 100 shares and a maximum investment of 5% of the total number of shares sold in the offering, unless the Company, in its sole discretion, elects to waive these limits with respect to any subscriber. Proceeds of the offering will be deposited in an escrow account at The Bankers Bank, as escrow agent, pending receipt of subscriptions and subscription proceeds for a minimum of 550,000 share and satisfaction of certain other conditions of the offering. The Company has engaged Banc Stock
                                    Financial Services, Inc. as the Company's Sales Agent to sell shares in the offering on a best-efforts basis. The Sales Agent will receive a 5.5%
                                    commission with respect to shares sold in the offering to certain investors identified by the Organizers (up to 250,000 shares) and 6.5% with respect to other shares sold in the offering, except that the Sales Agent will not receive any commission on shares to be purchased in the offering by the
                                    Organizers. The Organizers currently contemplate purchasing at least 115,000 shares in the offering. The Company will also pay the Sales Agent's expenses in the offering, up to a maximum of $65,000.

                                  RISK FACTORS

         An investment in the shares offered hereby involves certain risks, including, among others, lack of an operating history, dependence on key employees of the Bank, significant control of the Company by the Organizers, absence of an existing market for the Common Stock and lack of assurance that an active trading market in the Common Stock will develop, no intention to pay dividends in the foreseeable future, and competition from a number of other financial institutions with substantially greater financial and other resources than the Bank will have. See "Risk Factors."

                                  RISK FACTORS

         An investment in the shares offered hereby involves certain risks. A subscription for shares should be made only after careful consideration of the risk factors set forth below and elsewhere in this Prospectus and should be undertaken only by persons who can afford an investment involving such risks. THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR SAVINGS DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY.

RETURN OF LESS THAN SUBSCRIPTION AMOUNT

         The amounts paid by subscribers in this offering will be held in escrow until (i) the Company has accepted subscriptions and payment in full for a minimum of 550,000 shares; and (ii) the Company has obtained approval of the OTS to acquire the capital stock of the Bank and thereafter to become a unitary thrift holding company. If these conditions are not met by May 15, 1998, or by such subsequent date, not beyond March 31, 1999, to which the offering may be extended by the Company, all subscriptions will be returned to subscribers promptly in full, without interest except to Ohio residents. All interest earned thereon shall be used by the Company to fund organizational expenses, except that the Company would include with any subscriptions returned to Ohio residents actual interest earned on such amounts while the subscriptions were held in the escrow account. If these conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers, and all interest earned on the subscription proceeds will be retained by the Company. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated and any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When subscription amounts are received by the Company, the Company will use a portion of the proceeds to repay the Organizers the amounts advanced by them for organizational and offering expenses. The Company will then fund future expenses out of the subscription amounts received.

         If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OTS or the Bank does not open for any other reason, the Company's board of directors intends to propose that the shareholders approve a plan to liquidate the Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

NEW ENTERPRISE

         The Company and the Bank currently are in the organizational stage, and neither has any operating history. As a consequence, prospective purchasers of the shares have limited information on which to base an investment decision. As a holding company, the Company's profitability will depend upon the Bank's operations. The Bank's proposed operations are subject to the risks inherent in the establishment of any new business and, specifically, of a new bank. The Company expects that the Bank will incur substantial initial expenses and may not be profitable for several years after commencing business, if ever. Shareholders are likely to experience dilution in the book value of the Common Stock due to operating losses expected to be incurred during the initial years of the Bank's operations.

DEPENDENCE ON KEY EMPLOYEES

         As a new enterprise, the Company and the Bank will be materially dependent on the performances of Richard A. Parlontieri, who will be the Chairman and Chief Executive Officer of the Company, and Louis J. Douglass, III, who will be the President and Chief Executive Officer of the Bank. The loss of the services of Mr. Parlontieri and Mr. Douglass or their failure to perform their management functions in the manner anticipated by the

Organizers could have a material adverse effect on the Company and the Bank. The Company has entered into a letter of employment with Mr. Douglass. See "Management -- Employment Agreements."

CONTROL OF THE COMPANY; PURCHASES BY ORGANIZERS

         The Organizers, all of whom (other than Mr. Gross) will serve as directors of the Company and the Bank, and members of their immediate families intend to purchase an aggregate of at least 115,000 shares, equal to 20.9% of the minimum number of shares offered hereby and 7.7% of the maximum number of shares offered hereby, at a purchase price of $10.00 per share. In recognition of the financial risks they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases (directly or indirectly) in the offering, the Organizer will also receive a warrant to purchase an additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock). Assuming that the Organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the Organizers are exercised, the Organizers would own, as a group, 35.1% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 14.2% of the Common Stock if the maximum number of shares is sold and the warrants exercised. Organizers may purchase additional shares in the offering and additional persons may be named as Organizers, subject to obtaining regulatory approval. The Organizers may subscribe for up to 100% of the shares in this offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. See "The Offering" and "Management." As a result of the anticipated stock ownership in the Company by the Organizers, together with the influence which may be exerted by such persons due to their positions as directors of the Company and the Bank, the Organizers as a group will have substantial control of the Company and the Bank following the offering. Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors.

         The warrants to be granted to the Organizers will be exercisable at a price of $10.00 per share for a period of ten years after this offering is terminated. As a result, the Organizers will have the opportunity to profit from any rise in the market value of the Common Stock or any increase in the net worth of the Company and can be expected to exercise the warrants, if at all, at a time when such exercise would result in the dilution of the interests of other investors purchasing shares in this offering. Furthermore, the exercise of a substantial number of warrants by the Organizers could adversely impact the market value of the shares. In addition, the terms on which the Company may be able to obtain additional capital could be adversely affected, and the holders of the warrants could possibly exercise the warrants at a time when the Company could obtain any needed capital by a new offering of securities on terms more favorable to the Company than those provided for by the warrants. See "Management -- Stock Warrants."

OFFERING PRICE

         Because the Company and the Bank are in organization, the offering price of $10.00 per share was determined by the Organizers without reference to traditional criteria for determining stock value such as book value or historical or projected earnings since such criteria are not applicable to companies with no history of operations. The price per share was set to enable the Company to raise gross proceeds of between $5,500,000 and $15,000,000 in this offering through the sale of a reasonable number of shares, and the price per share is essentially equivalent to the initial book value per share prior to the payment of the Company's and the Bank's organizational expenses. No assurance is or can be given that any of the shares could be resold for the offering price or any other amount.

ABSENCE OF TRADING MARKET

         There currently is no market for the shares. The Company has filed a registration statement with the Securities and Exchange Commission (the "SEC") to register the issuance of the Common Stock in the offering under the Securities Act of 1933 (the "Securities Act"), and the Company intends to apply to list the Common Stock on the Nasdaq Stock Market as soon as it qualifies to do so. However, the Company does not expect to meet the

Nasdaq Stock Market listing requirements until the Bank has been in operation for at least one year, and there can be no assurance that the Company will meet the listing requirements at any time or that any trading market will develop for the shares. Furthermore, the development of any trading market for the shares may be adversely affected by purchases of large amounts of shares in this offering by the Organizers since shares purchased by the Organizers will generally not be freely tradable. As a result, investors who may need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales. In addition, sales of substantial amounts of Common Stock after the offering, by the Organizers or others, could adversely affect prevailing market prices. See "Description of Capital Stock -- Shares Eligible for Future Sale."

COMPETITION

         The banking business is highly competitive, and the Bank will encounter strong competition from other savings institutions, as well as from commercial banks, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market mutual funds, and other financial institutions operating in the Cobb County area and elsewhere. A number of these competitors are well established in the Cobb County area. Most of them have substantially greater resources and lending limits, as well as a lower cost of funds, than the Bank and may offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits. In addition, non-depository institution competitors are generally not subject to the extensive regulations applicable to the Company and the Bank. Recent federal legislation permits commercial banks to establish operations nationwide, further increasing competition from out-of-state financial institutions. See "Proposed Business -- Competition" and "Supervision and Regulation." Although the Organizers believe that the Bank will be able to compete effectively with these institutions, no assurances can be given in this regard.

SUPERVISION AND REGULATION

         The banking industry is heavily regulated. The success of the Company and the Bank depends not only on competitive factors but also on state and federal regulations affecting banks, thrifts, and their holding companies. These regulations are primarily intended to protect depositors, not shareholders. Regulation of the financial institutions industry is undergoing continued changes, and the ultimate effect of such changes cannot be predicted. In December 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted, and FDICIA and the regulations thereunder have increased the regulatory and supervisory requirements for financial institutions, which has resulted and will continue to result in increased operating expenses. Legislation that would eliminate the charter for federal savings banks and savings associations is under discussion. If such legislation is enacted, the Bank would be required to convert its federal savings bank charter to either a national bank charter or a state depository institution charter. Additional statutes affecting financial institutions have been proposed and may be enacted. Regulations now affecting the Company and the Bank may be modified at any time, and there is no assurance that such modifications will not adversely affect the business of the Company and the Bank. See "Supervision and Regulation."

ECONOMIC CONDITIONS

         The success of the Company and the Bank will depend, to a certain extent, upon economic and political conditions, both local and national, as well as governmental monetary policies. Conditions such as inflation, recession, unemployment, high interest rates, short money supply, and other factors beyond the control of the Company and the Bank may adversely affect the Bank's deposit levels and loan demand and, therefore, the earnings of the Bank and the Company. Although the Organizers expect favorable economic development in the Bank's market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "Proposed Business."

DIVIDEND POLICY

         The Company has no plans to pay any cash dividends to its shareholders in the foreseeable future. Since the Company and the Bank are both start-up operations and may incur initial losses, both the Company and the Bank intend to retain any earnings for the period of time management believes necessary to ensure the success of their operations. The Company will be dependent upon the Bank for its earnings and funds to pay dividends on the Common Stock. The payment of dividends by the Company and the Bank is also subject to legal and regulatory restrictions. Any payment of dividends by the Company in the future will depend on the Bank's earnings, capital requirements, financial condition, and other factors considered relevant by the Board of Directors. See "Dividend Policy," "Proposed Business," and "Supervision and Regulation."

LENDING LIMIT

         The Bank is limited in the amount it can loan a single borrower (including the borrower's related interests) by the amount of the Bank's capital. These limits will increase and decrease as the Bank's capital increases and decreases. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits.

DILUTION

         In recognition of the financial risks they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases (directly or indirectly, such as through an IRA account or through a spouse's or a child's name) in the offering, the Organizer will also receive a warrant to purchase an additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock). Assuming that the Organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the Organizers are exercised, the Organizers would own, as a group, 35.1% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 14.2% of the Common Stock if the maximum number of shares is sold and the warrants exercised.

         After the offering, the Company expects to adopt a stock option plan which will permit the Company to grant options to officers, directors, key employees, advisors, and consultants of the Company. The Company anticipates that it will initially authorize the issuance of 175,000 shares under the stock option plan. This plan would include the options the Company will be obligated to issue to Mr. Douglass under the terms of his letter of employment. Exercise of these options could have a dilutive effect on the shareholders' interest in the Company's earnings and book value. In addition, the Company may issue additional stock options or shares of Common Stock or preferred stock in the future. Any such stock offering by its nature could be dilutive to the holdings of purchasers in this offering. However, if the number of shares issuable upon exercise of the warrants to be granted to Organizers and the number of shares issuable upon exercise of the options to be issued to Mr. Douglass exceed an amount equal to 15% of the number of shares issued in the offering, then the Company will not issue any additional stock options for a period of one year from the date of this prospectus.

ANTITAKEOVER EFFECTS

         The Company has certain takeover defenses in place, including (i) certain provisions relating to meetings of shareholders; (ii) the ability of the Board of Directors to issue additional shares of common stock and preferred stock authorized in the Articles of Incorporation without shareholder approval;
(iii) a staggered board of directors; and (iv) a provision in the Company's bylaws providing that individuals affiliated with business competitors of the Company may not qualify to serve on the Company's Board of Directors. Any of these measures may impede the takeover of the Company without the approval of the Company's Board of Directors. See "Description of Capital Stock - Certain Antitakeover Effects."

RISKS ASSOCIATED WITH THE YEAR 2000

         Like many financial institutions, the Company and the Bank will rely upon computers for the daily conduct of their business and for information systems processing. There is concern among industry experts that on January

1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the information systems used by the Company and the Bank. The Company intends to seek assurances about the Year 2000 compliance with respect to any third party hardware or software system it intends to use. The Company has contracted with Phoenix International Ltd., Inc. to use the Phoenix client-server core retail banking system, and the Company has been advised that Phoenix believes this system is Year 2000 compliant. The Company also believes that its other internal systems and software and the network connections it will maintain will be adequately programmed to address the Year 2000 issue. Based on information currently available, management does not believe that the Company or the Bank will incur significant costs in connection with the year 2000 issue. Nevertheless, there can be no assurances that all hardware and software that either the Company or the Bank uses will be Year 2000 compliant, and the Company cannot predict with any certainty the costs the Company or the Bank will incur to respond to any Year 2000 issues. Further, the business of many of the Bank's customers may be negatively affected by the Year 2000 issue, and any financial difficulties incurred by the Bank's customers in solving Year 2000 issues could negatively affect such customer's ability to repay any loans which the Bank may have extended. Therefore, even if the Company and the Bank do not incur significant direct costs in connection with responding to the year 2000 issue, there can be no assurance that the failure or delay of the Bank's customers or other third parties in addressing the Year 2000 issue or the costs involved in such process will not have a material adverse effect on the Bank's business, financial condition and results of operations.

                                  THE OFFERING

GENERAL

         The Company is offering for sale a minimum of 550,000 shares and a maximum of 1,500,000 shares of its Common Stock at a price of $10.00 per share to raise gross proceeds of between $5,500,000 and $15,000,000 for the Company. The minimum purchase for any investor (together with the investor's affiliates) is 100 shares and the maximum purchase is 5% of the offering unless the Company, in its sole discretion, accepts a subscription for a lesser or greater number of shares.

         The Organizers (together with members of their immediate families) intend to purchase an aggregate of at least 115,000 shares of the Common Stock to be sold in this offering. The Organizers may subscribe for up to 100% of the shares in the offering if necessary to help the Company achieve the minimum subscription level necessary to release subscription proceeds from escrow, and some Organizers may decide to purchase additional shares even if the minimum subscription amount has been achieved. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. See "Description of Capital Stock of the Company -- Shares Eligible for Future Sale." Because purchases by the Organizers may be substantial, investors should not place any reliance on the sale of a specified minimum offering amount as an indication of the merits of this offering or that an Organizer's investment decision is shared by unaffiliated investors. See "Management."

         Subscriptions to purchase shares will be received until midnight, Atlanta, Georgia time, on May 15, 1998, unless all of the shares are earlier sold or the offering is earlier terminated or extended by the Company. See "Conditions to the Offering and Release of Funds." The Company reserves the right to terminate the offering at any time or to extend the expiration date for additional periods not to extend beyond March 31, 1999. The date the offering terminates is referred to herein as the "Expiration Date." No written notice of an extension of the offering period need be given prior to any extension and any such extension will not alter the binding nature of subscriptions already accepted by the Company. Once the Company is subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), it will file quarterly reports on Form 10-Q and will make such documents available to subscribers who request a copy. In addition, the Company intends to provide quarterly communications to all subscribers which will include information concerning any extensions of the offering. Extension of the Expiration Date might cause an increase in the Company's organizational and pre-opening expenses and in the expenses incurred with this offering. The Company intends to use a sales agent to sell the shares. See "Plan of Distribution."

         Following acceptance by the Company, subscriptions will be binding on subscribers and may not be revoked by subscribers except with the consent of the Company. In addition, the Company reserves the right to cancel accepted subscriptions at any time and for any reason until the proceeds of this offering are released from escrow (as discussed in greater detail in "Conditions to the Offering and Release of Funds" below), and the Company reserves the right to reject, in whole or in part and in its sole discretion, any subscription. The Company may, in its sole discretion, allocate shares among subscribers in the event of an oversubscription for the shares. In determining which subscriptions to accept, in whole or in part, the Company may take into account any factors it considers relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, the Bank, and the Company's desire to have a broad distribution of stock ownership. If the Company rejects any subscription, or accepts a subscription but in its discretion subsequently elects to cancel all or part of such subscription, the Company will refund promptly the amount remitted that corresponds to $10.00 multiplied by the number of shares as to which the subscription is rejected or canceled. Certificates representing shares duly subscribed and paid for will be issued by the Company promptly after the offering conditions are satisfied and escrowed funds are delivered to the Company.

CONDITIONS TO THE OFFERING AND RELEASE OF FUNDS

         Subscription proceeds accepted by the Company for the initial 550,000 shares subscribed for in this offering will be promptly deposited in an escrow account with the Escrow Agent until the conditions to this offering have been satisfied or the offering has been terminated. The offering will be terminated, no shares will be issued, and no subscription proceeds will be released from escrow to the Company, unless on or before the Expiration Date (i) the Company has accepted subscriptions and payment in full for a minimum of 550,000 shares; and (ii) the Company has obtained approval of the OTS to acquire the capital stock of the Bank and thereafter to become a unitary thrift holding company. Any subscription proceeds accepted after satisfaction of the conditions set forth above but before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital.

         If the above conditions are not satisfied by the Expiration Date or the offering is otherwise earlier terminated, (i) accepted subscription agreements will be of no further force or effect and subscribers in the offering will not be shareholders of the Company, (ii) the funds held in the escrow account shall not be subject to the claims of any creditor of the Company or available to defray the expenses of this offering, and (iii) the full amount of all subscription funds will be returned promptly to subscribers, without interest, except to Ohio residents. The Company will retain any interest earned thereon to repay the expenses incurred by the Organizers in organizing the Company and the Bank, except that the Company would include with any subscriptions returned to Ohio residents actual interest earned on such amounts while the subscriptions were held in the escrow account. Any expenses not paid with such interest will be paid by the Organizers.

         The Escrow Agent has not investigated the desirability or advisability of an investment in the shares by prospective investors and has not approved, endorsed, or passed upon the merits of an investment in the shares. Subscription funds held in escrow will be invested in interest-bearing savings accounts, short-term United States Treasury securities, FDIC-insured bank deposits, or such other investments as the Escrow Agent and the Company shall agree. The Organizers do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the Expiration Date of the offering.

         If the above conditions are satisfied, the subscription amounts held in escrow may be paid to the Company and shares issued to subscribers. Once the Company has met the conditions for the offering, the Escrow Agreement will be terminated, and any subscription proceeds accepted after satisfaction of the conditions before termination of this offering will not be deposited in escrow but will be available for immediate use by the Company to fund offering and organizational expenses and for working capital. When the subscription funds are released to the Company, the Company will use a portion of the proceeds to repay the Organizers the amounts advanced by them for organizational and offering expenses.

         If the conditions for releasing subscription funds from escrow are met and such funds are released but final regulatory approval to commence banking operations is not obtained from the OTS or the Bank does not open for any other reason, the Board of Directors intends to propose that the shareholders approve a plan to liquidate the

Company. Upon such a liquidation, the Company would be dissolved and the Company's net assets (generally consisting of the amounts received in this offering plus any interest earned thereon, less the amount of all costs and expenses incurred by the Company and the Bank, including the salaries of employees of the Bank and other pre-opening expenses) would be distributed to the shareholders. In such event, the Company will have incurred numerous expenses related to the organization of the Company and the Bank, and the amount distributed to shareholders may be substantially less than the subscription amount, and in an extreme case shareholders may not be returned any amount.

PLAN OF DISTRIBUTION

         The Company has entered into an Underwriting Agreement with Banc Stock Financial Services, Inc. (the "Sales Agent"), pursuant to which the Sales Agent has agreed, subject to the terms of the Underwriting Agreement, to offer and sell to the public as the Company's agent a minimum of 550,000 shares of Common Stock on a "best efforts, all or none" basis, and an additional 950,000 shares of Common Stock on a "best efforts" basis at $10.00 per share. The Sales Agent is required to use its best efforts through the Expiration Date to sell the shares. The Sales Agent and the Company have agreed that: (i) with respect to shares purchased by the Organizers (expected to aggregate 115,000 shares), no commission will be payable by the Company to the Sales Agent, and (ii) with respect to shares purchased by certain persons introduced to the Sales Agent by the Company (up to 250,000 shares), the commission will be 5.5% of the aggregate price of such shares. The Sales Agent's commission will be 6.5% on all other shares it sells in the offering. The Sales Agent may select other dealers who are members of the National Association of Securities Dealers, Inc. to sell shares and who will receive a selling commission not to exceed 6.5% of the gross offering proceeds. The Company will also pay the Sales Agent's expenses in the offering, up to a maximum of $65,000.

         The Sales Agent has the right to terminate the Underwriting Agreement under certain circumstances (for example, if conditions exist in the over-the-counter market which cause the Sales Agent to believe that no favorable public market exists for the sale of the shares). In such event, offers and sales may be made on behalf of the Company by certain of its officers and directors, or the Company may engage one or more other broker/dealers to make sales on its behalf. The Company does not currently have any other arrangements in place. As described above, until the minimum number of shares has been sold, all funds received by the Sales Agent or the Company in connection with the sale of shares will be promptly transmitted to the Escrow Agent.

         The Underwriting Agreement provides for reciprocal indemnification between the Company and the Sales Agent against certain liabilities in connection with this offering, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the Underwriting Agreement, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed by the Securities Act and is, therefore, unenforceable. The Company has also agreed to provide the Sales Agent with a right of first refusal to serve as a managing underwriter on any financing or to act as an adviser on any merger or similar transaction occurring within one year of this offering, in each case for compensation that is reasonable and customary within the industry.

         Prior to the date of the Prospectus, there has been no public market for the shares. The initial offering price of the shares offered hereby has been established by the Company based upon its assessment of the capital needs of the Company and the commercial potential of the services to be offered by the Company. The Company has had discussions with the Sales Agent regarding the establishment and maintenance of a market for the shares after the offering. Based upon such discussions, the Company expects that a secondary market may eventually develop for the shares, although the Company can make no assurances in this regard. In general, if a secondary market develops, the shares will be freely transferable and assignable by the holder thereof(except shares held by affiliates), and nonaffiliate shareholders may sell any number of shares in such secondary market. See "Description of the Capital Stock of the Company - Shares Available for Future Sale." In addition, factors such as the degree to which the secondary market is active will determine the willingness of the market makers, once a secondary market is established, to continue to maintain the secondary market. The Company and its officers and directors have agreed with the Sales Agent not to sell any shares for a period of six months after the date of this Prospectus without the prior written consent of the Sales Agent. It is anticipated that affiliates of the Sales Agent will purchase ___________ shares at the public offering price for their own accounts.

HOW TO SUBSCRIBE

         Shares may be subscribed for by delivering the subscription agreement (the "Subscription Agreement") attached hereto as Exhibit A, completed and executed, to the Sales agent, on or prior to the Expiration Date. Subscribers should retain a copy of the completed Subscription Agreement for their records. The subscription price is due and payable when the Subscription Agreement is delivered. Payment must be made in United States dollars by cash or by check, bank draft or money order drawn to the order of The Bankers Bank, Escrow Account for Southeast Commerce Holding Company in the amount of $10.00 multiplied by the number of shares subscribed for.

                                 USE OF PROCEEDS

BY THE COMPANY

         Upon satisfaction of all of the conditions discussed in "The Offering - Conditions to the Offering and Release of Funds," all subscription funds held in escrow will be released and will become capital of the Company. The Company expects to receive net proceeds from the sale of the shares offered hereby will be between $5,217,250 and $14,099,750, after deducting the Sales Agent's commission (which the Company anticipates will be $282,750 if the minimum number of shares is sold in the offering and $900,250 if the maximum number of shares is sold). The Company will use a portion of the offering proceeds to pay the outstanding balance on a $500,000 line of credit (the "Note") which the Company has established with The Bankers Bank. The proceeds of the Note are being used to cover the organizational and offering expenses of the Company and the organizational and pre-opening expenses of the Bank (which are described in the following section) through the date of the release of funds held in escrow. The organizational expenses of the Company will consist primarily of legal, accounting, regulatory, and consulting expenses, and the Company anticipates that they will not exceed $75,000. The offering expenses of the Company will consist primarily of legal, accounting, marketing, and printing expenses, and the Company anticipates that they will not exceed $125,000. The Note is due on August 27, 1998 and bears interest at adjustable prime rate, which was 8.5% as of December 31, 1997. As of December 31, 1997, the Company had drawn $170,000 against the line of credit.

         After payment of these expenses, the Company will use 75% of the net proceeds of the offering (subject to a minimum of $5,000,000) to purchase all of the capital stock of the Bank. The Company will retain the balance of the proceeds and intends initially to invest them in United States government securities or as a deposit with the Bank. The Company intends eventually to use these sums to develop a multi-site financial services institution that focuses its core business on community banking as it relates to real estate and other related areas of commerce. These businesses may include a residential real mortgage company, a wholesale mortgage company, a small loan finance company, and a property/casualty insurance company. The Company may also use such proceeds for potential expansion opportunities, such as the establishment of additional branches or, the acquisition of other financial institutions. The Company does not currently have any definitive plans regarding any such expansion possibilities.

         The following table sets forth the anticipated use of proceeds by the Company based on the sale of the minimum number and maximum number of shares in this offering.

                                                               Minimum          Maximum
                                                               -------          -------
                                                             Offering(1)      Offering(2)
                                                             -----------      -----------
Gross proceeds from offering.........................       $  5,500,000     $ 15,000,000
Sales Agent's commission(3)..........................           (282,750)        (900,250)
Repayment of line of credit, reflecting payment of
     organizational and offering expenses............           (200,000)        (200,000)
Investment in capital stock of the Bank..............         (5,000,000)     (10,500,000)
                                                            ------------     ------------
Remaining proceeds...................................       $    167,250     $  3,399,750)
                                                            ============     ============

(1)      Assumes that 550,000 shares of Common Stock are sold in this offering.
(2) Assumes that 1,500,000 shares of Common Stock are sold in this offering.
(3) The Sales Agent's commission will be 5.5% with respect to shares sold in the offering to certain investors identified by the Organizers (up to 250,000 shares) and 6.5% with respect to other shares sold in the offering, except that the Sales Agent will not receive any commission on shares to be purchased in the offering by the Organizers. The Organizers currently contemplate purchasing at least 115,000 shares in the offering. The commissions described in this table reflect the payment of a 6.5% commission on all sales other than the 115,000 shares expected to be purchased by the Organizers.

BY THE BANK

         The Bank currently plans to use up to approximately $250,000 of the proceeds it receives from the sale of its stock to the Company to repay amounts drawn under the line of credit to pay organizational and pre-opening expenses of the Bank. Organizational expenses of the Bank, estimated at $100,000, include consulting fees, expenses for market analysis and feasibility studies, and legal fees and expenses. Pre-opening expenses, estimated at $150,000, include officers' and employees' salaries and benefits (assuming the Bank opens for business on its target date of June 1, 1998). In addition, the Company anticipates that approximately $100,000 will be used for renovation of the Bank's offices. For furniture, fixtures, and equipment (including computer equipment) for the offices, the Bank expects to spend approximately $150,000 in 1998. The balance of the proceeds to be received by the Bank and available for use in the first year (estimated at $4,500,000 if the minimum number of shares is sold and $10,000,000 if the maximum number is sold) will be used for loans to customers, investments, and other general corporate purposes.

         The following table depicts the anticipated use of proceeds by the Bank. All proceeds received by the Bank will be in the form of an investment by the Company in the Bank's capital stock.

                                                                 Minimum          Maximum
                                                               Offering(1)      Offering(2)
                                                               -----------      -----------
Investment by the Company in the Bank's capital stock ....    $  5,000,000     $ 10,500,000
Repayment of line of credit, reflecting payment of
organizational and pre-opening expenses of the Bank ......        (250,000)        (250,000)
Furniture, Fixtures and Equipment ........................        (150,000)        (150,000)
Renovation of Bank Offices ...............................        (100,000)        (100,000)
                                                              ------------     ------------
Remaining Proceeds .......................................    $  4,500,000     $ 10,000,000
                                                              ============     ============

---------------------------------------

(1)      Assumes that 550,000 shares of Common Stock are sold in this offering.
(2) Assumes that 1,500,000 shares of Common Stock are sold in this offering.

         Although the amounts set forth above provide an indication of the proposed use of funds based on the Organizers' plans and estimates, actual expenses may vary from the estimates. These estimates were based on assumptions that the Organizers believed were reasonable, but as to which no assurances can be given. The Organizers believe that the estimated minimum net proceeds of the offering will satisfy the cash requirements of the Company and the Bank for their respective first three years of operations and that neither the Company nor the Bank will need to raise additional funds for operations during this period, but there can be no assurance that this will be the case.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of December 31, 1997, and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the minimum of 550,000 shares and a maximum of 1,500,000 shares in this offering. The Bank has established June 1, 1998 as the target date for opening the Bank; accordingly, the "As Adjusted" column reflects estimated pre-opening expenses of the Company and the Bank through June 1, 1998.

                                                                                As Adjusted       As Adjusted
                                                                                    for               for
                                                                December          Minimum           Maximum
                                                                31, 1997          Offering          Offering
                                                                --------          --------          --------
INDEBTEDNESS:

Note Payable ...........................................      $   170,000       $         0       $         0

SHAREHOLDERS EQUITY:

Common Stock, par value $.01 per share; 10,000,000
   shares authorized; ten shares issued and
   outstanding(1); 550,000 shares issued and
   outstanding as adjusted (minimum offering);
   1,500,000 shares issued and outstanding (maximum
   offering) ...........................................                0             5,500            15,000

Preferred Stock, par value $.01 per share; 10,000,000
shares authorized; no shares issued and outstanding ....                0                 0                 0

Additional paid-in capital(2) ..........................              100         5,061,750        13,934,750

Deficit accumulated during the pre-opening stage(3) ....          (74,760)         (150,000)         (150,000)
                                                              -----------       -----------       -----------

   Total shareholders' equity (deficit)(4) .............      $   (74,660)      $ 4,917,250       $13,799,750
                                                              ===========       ===========       ===========

   Total capitalization ................................      $    95,340       $ 4,917,250       $13,799,750
                                                              ===========       ===========       ===========

------------------------------------
(1) Richard A. Parlontieri was issued ten shares upon organization of the Company which will be redeemed for $10.00 per share (the price at which they were issued) upon the first issuance of shares offered hereby. The stated capital for ten shares is $.10.
(2) The expenses of the offering will be charged against this account. These expenses are estimated to be approximately $432,750 in the minimum offering and $1,050,250 in the maximum offering and these amounts have been used in the calculation of the amounts shown in the "As Adjusted" columns. The commissions described in this table reflect the payment of a 6.5% commission on all sales other than the 115,000 shares expected to be purchased by the Organizers.
(3) The deficit results from the expensing of estimated pre-opening expenses. As of December 31, 1997, approximately $74,760 of pre-opening expenses, $84,926 of capitalizable organizational costs, and no deferred offering costs had been incurred on behalf of the Company and the Bank, and the Company's total accumulated shareholder's deficit was $74,660. The Organizers estimate that a total of $150,000 of pre-opening expenses, $175,000 of organizational costs ($100,000 for the Bank and $75,000 for the Company), and up to $150,000 of capitalizable property costs for the purchase of furniture, fixtures, and equipment are expected to be incurred by the Company and the Bank prior to the commencement of operations (assumed to occur in June
         1998). However, no assurances can be given that the Bank will open by this date or at all, and the amount of pre-opening expenses and organizational costs could ultimately be greater than currently estimated. Furniture, fixtures, and equipment will be capitalized and amortized over the life of the lease or over the estimated useful life of the asset. The Company will retain any interest earned on subscription payments held in escrow prior to conclusion of the offering. Such interest will be used to help offset the deficit accumulated during the pre-opening stage, but the figures shown above do not include any estimate of the interest which may be earned.
(4) The shareholders are likely to experience additional dilution due to operating losses expected to be incurred during the initial years of the Bank's operations.

                                 DIVIDEND POLICY

         The Board of Directors expects initially to follow a policy of retaining any earnings to provide funds to operate and expand the business. Consequently, it is unlikely that any cash dividends will be paid in the near future. The Company's ability to pay any cash dividends to its shareholders in the future will depend primarily on the Bank's ability to pay dividends to the Company. In order to pay dividends to the Company, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" and "Supervision and Regulation - The Bank - Capital Requirements." In addition to the availability of funds from the Bank, the future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                                PLAN OF OPERATION

         Southeast Commerce Holding Company was formed to organize and own all of the capital stock of Commerce Bank. The Organizers filed an application with the OTS in October 1997 to charter the Bank as a federal savings bank. The issuance of a charter will depend, among other things, upon compliance with certain legal requirements that may be imposed by the OTS, including capitalization of the Bank with at least a specified minimum amount of capital, which the Organizers believe will be $5,000,000. Additionally, the Company must obtain the approval of the OTS to become a unitary thrift holding company before acquiring the capital stock of the Bank. The Bank has also filed an application with the FDIC for deposit insurance, and the Company has filed an application with the Georgia Department of Banking and Finance for authorization to become a holding company of the Bank. The Organizers expect to receive all regulatory approvals by April 1998.

As of December 31, 1997, the Company had total assets of $160,501, consisting primarily of deferred organization costs ($84,926) and fixed assets ($50,000). The Company incurred a net loss of $74,760 for the period from inception (August 22, 1997) to December 31, 1997. The Company has arranged a $500,000 line of credit with The Bankers Bank at adjustable prime rate, which was 8.5% as of December 31, 1997. The line of credit is unsecured and requires interest only payments on a quarterly basis with total principal plus interest due at maturity on August 27, 1998. The line of credit is guaranteed by the Organizers. This line of credit has been used to repay (without interest) the organizers' initial funding of the Company and to provide additional operating funds until permanent funding is obtained. As of December 31, 1997, approximately $170,000 had been drawn against this line of credit. Management believes that the current level of expenditures is within the financial capabilities of the Organizers and is adequate to meet existing obligations and fund current operations. On December 30, 1997, the Company entered into a software license agreement for the data processing applications and implementation of the Company's electronic data processing system. The agreement provides for a total of $313,500 plus related expenses and is to be fully paid in 1998. As of December 31, 1997, the Company had made a deposit of $50,000 under this agreement.

         Upon the completion of the sale of common stock and opening of the Bank, incurred organization costs, estimated to be $175,000 (consisting principally of legal, regulatory, consulting and incorporation fees), will be deferred and amortized over the Company's initial 60 months of operations. Offering expenses, estimated to be $75,000 (consisting principally of direct incremental costs of the stock offering), will be deducted from the proceeds of the offering, and pre-opening expenses, estimated to be $150,000 (consisting principally of salaries, overhead and other operating costs), will be charged against the initial period's operating results.

The Bank's initial office will be located at Paces Summit, located in historic Vinings, Georgia, at 100 Galleria Parkway, Suite 400, Atlanta, Georgia 30339. On October 14, 1997, the Company entered into a ten-year lease agreement for 5,000 square feet of office space at its planned main office location. The Company intends to commence leasehold improvements in April 1998 and anticipates that the office space will be ready for the Bank to open by June 1, 1998.

The Company intends initially to engage only in the business of owning and managing the Bank, and the Bank will focus its core business on first and second residential mortgages, home equity loans, refinancing, consumer loans, commercial loans, private banking and SBA lending. Through the thrift charter, the Bank will be able to operate in all fifty states and to branch into any county in the state of Georgia. The thrift charter will also give the Company more flexibility to pursue strategic opportunities to grow its customer base and to create cross-selling opportunities to those same customers. The Company intends eventually to build a multi-site financial services institution that focuses its core business on community banking as it relates to real estate and other related areas of commerce. These businesses may include, but will not be limited to, a residential mortgage company, a wholesale mortgage company, a small loan finance company, and a property/ casualty insurance company.

         Like many financial institutions, the Company and the Bank will rely upon computers for the daily conduct of their business and for information systems processing. There is concern among industry experts that on January 1, 2000 computers will be unable to "read" the new year and there may be widespread computer malfunctions. The Company and the Bank will generally rely on software and hardware developed by independent third parties to provide the information systems used by the Company and the Bank. The Company intends to seek assurances about the Year 2000 compliance with respect to any third party hardware or software system it intends to use. The Company has contracted with Phoenix International Ltd., Inc. to use the Phoenix client-server core retail banking system, and the Company has been advised that Phoenix believes this system is Year 2000 compliant. The Company also believes that its other internal systems and software and the network connections it will maintain will be adequately programmed to address the Year 2000 issue. Based on information currently available, management does not believe that either the Company or the Bank will incur significant costs in connection with the year 2000 issue. Nevertheless, there can be no assurances that all hardware and software that the Company or the Bank uses will be Year 2000 compliant, and the Company cannot predict with any certainty the costs the Company and the Bank will incur to respond to any Year 2000 issues.

         The Company intends to use state-of-the-art technology to offer electronic banking services and products and provide better service to its customers. The Bank's operating strategies will be based on its philosophy of Better People, Better Service, Better Bankingsm.

                                PROPOSED BUSINESS

GENERAL

         The Company was incorporated as a Georgia corporation on August 22, 1997, primarily to own and control all of the capital stock of the Bank. The Company initially will engage in no business other than owning and managing the Bank. As a federally chartered savings association, the Bank will have general authority to originate and purchase loans secured by real estate, secured or unsecured loans for commercial, corporate, business, or agricultural purposes, and loans for personal, family, or household purposes. The Bank will initially emphasize retail banking, home mortgages, real estate development, and consumer lending needs. The Bank will not be permitted to make non-real estate commercial purpose loans that exceed 20% of its assets or non-real estate consumer purpose loans that exceed 35% of its assets. While not restricted by law, the Bank expects initially to limit its lending activities primarily to Cobb County, Georgia, and the surrounding areas.

         The Organizers have chosen a holding company structure under which the Company will acquire all of the capital stock of the Bank because, in the judgment of the Organizers, the holding company structure provides flexibility that would not otherwise be available. The Company will initially engage only in the business of owning and managing the Bank, and the Bank will focus its core business on first and second residential mortgages, home equity loans, refinancing, consumer loans, commercial loans, private banking and SBA lending.

         The thrift charter will allow the Bank to operate in all fifty states and to branch into any county in the state of Georgia without any additional regulatory approval. The thrift charter will also give the Company more flexibility to pursue strategic opportunities to grow its customer base and to create cross-selling opportunities to those same customers. The Company intends eventually to build a multi-site financial services institution that focuses its core business on community banking as it relates to real estate and other related areas of commerce. These businesses may include, but will not be limited to, a residential mortgage company, a wholesale mortgage company, a small loan finance company, and a property/ casualty insurance company.

         The Company intends to use a state-of-the-art technology, fully integrated, client-server core retail banking system which the Bank believes will permit it to offer better service to its customers. The Company has entered into an agreement with Phoenix International Ltd., Inc. to license the Phoenix Retail Banking System (the "Phoenix System"). The Organizers believe that the Phoenix System, through its client/server technology, addresses many of the deficiencies of the mainframe- and minicomputer-based legacy systems on which most banks currently operate because it will allow the Bank to integrate data into a comprehensive management information network. The Organizers believe that the Phoenix System will support the core areas of bank data processing, including system administration, account processing, nightly processing, teller functions, holding company accounting, and budgeting. Because the Phoenix System is a fully integrated system, the Organizers believe that it will provide significant advantages to the Bank in three critical areas: (i) customer relationship management; (ii) management decision support; and (iii) bank product creation and support. The Organizers believe that it is unusual for smaller financial institutions, such as community banks, to have client/server technology such as the Phoenix System because the cost for an existing financial institution to convert from its existing computer platform to such a client/server technology would be too great for many smaller financial institutions to justify. The Bank's operating strategies will be based on its philosophy of Better People, Better Service, Better Bankingsm.

MARKETING FOCUS

         Most of the banks in the Cobb County area are now local branches of large regional banks. Although size gives the larger banks certain advantages in competing for business from large corporations, including higher lending limits and the ability to offer services in other areas of Georgia and the Cobb County area, the Organizers believe that there is a void in the community banking market in the Cobb County area and believe that the Bank can successfully fill this void. As a result, the Company generally will not attempt to compete for the banking relationships of large corporations, but will concentrate its efforts on small- to medium-sized businesses and on individuals.

         The Bank plans to advertise to emphasize the Company's local ownership, community bank nature, and ability to provide more personalized service than its competition. The Organizers, as long-time residents and business people in the Cobb County area, have determined the credit needs of the area through personal experience and communications with their business colleagues. The Organizers believe that the proposed community bank focus of the Bank is likely to succeed in this market. The Organizers believe that the area will react favorably to the Bank's emphasis on service to small businesses, individuals, and professional concerns. However, no assurances in this respect can be given.

LOCATION AND SERVICE AREA

         While not restricted by law, the Bank expects initially to draw 75% of its business from Cobb County, Georgia, and the surrounding areas. Cobb County, which will be the Bank's primary service area, has been one of the fastest growing regions in Georgia over the last several years. The county's population has grown from 447,745 in 1990 to 538,832 in 1996, and per capita income in the county was $30,000 as of 1996 making it the second largest county in the state.

         The Company's address is 100 Galleria Parkway, Suite 400, Atlanta, Georgia 30339. The Company's telephone number is (770) 956-4034. See "Facilities."

DEPOSITS

         The Bank intends to offer a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates will be tailored to the Bank's principal market area at rates competitive to those offered in the Cobb County area. In addition, the Bank intends to offer certain retirement account services, such as Individual Retirement Accounts (IRAs). The Bank intends to solicit these accounts from individuals, businesses, associations and organizations, and governmental authorities.

LENDING ACTIVITIES

         General. The Bank intends to emphasize a range of lending services, including real estate, commercial and consumer loans, to individuals and small- to medium-sized businesses and professional concerns that are located in or conduct a substantial portion of their business in the Bank's market area. The Bank will initially emphasize retail banking, home mortgages, real estate development, and consumer lending needs. The Bank will not be permitted to make non-real estate commercial purpose loans that exceed 20% of its assets or non-real estate consumer purpose loans that exceed 35% of its assets. Outside of the inherent risk of the credit worthiness of the Bank's borrowers, other risks associated with residential mortgage loans would be the inability to move foreclosed real estate in a down market or economy, shifts in the demographics of a given market from residential zonings to commercial, individual customers who have been displaced due to corporate downsizing/loss of income, and an overall economic downturn creating unemployment due to lack of product demand.

         Real Estate Loans. The Organizers expect that one of the primary components of the Bank's loan portfolio will be loans secured by first or second mortgages on real estate. These loans will generally consist of commercial real estate loans, construction and development loans, and residential real estate loans (but will exclude home equity loans, which are classified as consumer loans). Loan terms generally will be limited to five years or less, although payments may be structured on a longer amortization basis. Interest rates may be fixed or adjustable, and will more likely be fixed in the case of shorter term loans. The Bank will generally charge an origination fee. Management will attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied office and retail buildings where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. In addition, the Bank will typically require personal guarantees of the principal owners of the property backed with a review by the Bank of the personal financial statements of the principal owners. The principal economic risk associated with each category of anticipated loans, including real estate loans, is the creditworthiness of the Bank's borrowers. The risks associated with real estate loans vary with many economic factors, including employment levels and fluctuations in the value of real estate. The Bank will compete for real estate loans with a number of bank competitors which are well established in the Cobb County area. Most of these competitors have substantially greater resources and lending limits than the Bank. As a result, the Bank may have to charge lower interest rates to attract borrowers. See "Competition" below. The Bank may also originate loans for sale into the secondary market. The Bank intends to limit interest rate risk and credit risk on these loans by locking the interest rate for each loan with the secondary investor and receiving the investor's underwriting approval prior to originating the loan.

         Commercial Loans. The Bank will make loans for commercial purposes in various lines of businesses. Equipment loans will typically be made for a term of five years or less at fixed or variable rates, with the loan fully amortized over the term and secured by the financed equipment and with a loan-to-value ratio of 80% or less. Working capital loans will typically have terms not exceeding one year and will usually be secured by accounts receivable, inventory, or personal guarantees of the principals of the business. For loans secured by accounts receivable or inventory, principal will typically be repaid as the assets securing the loan are converted into cash, and in other cases principal will typically be due at maturity. The principal economic risk associated with each category of anticipated loans, including commercial loans, is the creditworthiness of the Bank's borrowers. The risks associated with commercial loans vary with many economic factors, including the economy in the Cobb County area. The well-established banks in the Cobb County area will make proportionately more loans to medium- to large-sized businesses than the Bank. Many of the Bank's anticipated commercial loans will likely be made to small- to medium-sized businesses which may be less able to withstand competitive, economic, and financial conditions than larger borrowers.

         Consumer Loans. The Bank will make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment and term loans, home equity loans and lines of credit, and revolving lines of credit such as credit cards. These loans typically will carry balances of less than $25,000 and, in the case of non-revolving loans, will be amortized over a period not exceeding 48 months or will be ninety-day term loans, in each case bearing interest at a fixed rate. The revolving loans will typically bear interest at a fixed rate and require monthly payments of interest and a portion of the principal balance. The underwriting criteria for home equity loans and lines of credit will generally be the same as applied by the Bank when making a first mortgage loan, as described above, and home equity lines of credit will typically expire ten years or less after origination. As with the other categories of loans, the principal economic risk associated with consumer loans is the creditworthiness of the Bank's borrowers, and the principal competitors for consumer loans will be the established banks in the Cobb County area.

         Loan Approval and Review. The Bank's loan approval policies will provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds that individual officer's lending authority, the loan request will be considered and approved by an officer with a higher lending limit or the officers' loan committee. The Bank will establish an officers' loan committee that has lending limits, and any loan in excess of this lending limit will be approved by the directors' loan committee. The Bank will not make any loans to any director, officer, or employee of the Bank unless the loan is approved by the board of directors of the Bank and is made on terms not more favorable to such person than would be available to a person not affiliated with the Bank.

         Lending Limits. The Bank's lending activities will be subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the Bank), in general the Bank will be subject to a loan-to-one-borrower limit. Since the enactment of FIRREA in 1989, a savings association generally may not make loans to one borrower and related entities in an amount which exceeds 15% of its unimpaired capital and surplus, although loans in an amount equal to an additional 10% of unimpaired capital and surplus may be made to a borrower if the loans are fully secured by readily marketable securities. Unless the Bank is able to sell participations in its loans to other financial institutions, the Bank will not be able to meet all of the lending needs of loan customers requiring aggregate extensions of credit above these limits. It is not currently anticipated that the Bank will have an initial loan loss reserve when it commences operations.

OTHER BANKING SERVICES

         Other anticipated bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts. The Bank plans to become associated with a shared network of automated teller machines that may be used by Bank customers throughout Georgia and other regions. The Organizers believe that by being associated with a shared network of ATMs, the Bank will be better able to serve its customers and will be able to attract customers who are accustomed to the convenience of using ATMs, although the Organizers do not believe that maintaining this association will be critical to the Bank's success. The Bank intends to begin offering these services shortly after the Bank's opening. The Bank also plans to offer MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. The Bank does not plan to exercise trust powers during its initial years of operation.

COMPETITION

         The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, and money market mutual funds operating in the Cobb County area and elsewhere. In 1996, there were more than 160 branches of financial institutions operating in Cobb County, holding over $4.5 billion in deposits. A number of these competitors are well established in the Cobb County area. Most of them have substantially greater resources and lending limits than the Bank and offer certain services, such as extensive and established branch networks and trust services, that the Bank either does not expect to provide or will not provide initially. As a result of these competitive factors, the Bank may have to pay higher rates of interest to attract deposits.

FACILITIES

         The Bank's initial office will be located in Paces Summit in historic Vinings. The Bank's address is 100 Galleria Parkway, Suite 400, Atlanta, Georgia 30339. The Bank will be located on the first floor of the Paces Summit office complex and will operate a 5,000 square foot facility. The Company has budgeted $200,000 for leasehold improvements to make the leased space usable for banking operations. The Company intends to commence leasehold improvements in April 1998 and anticipates that the office space will be ready for the Bank to open by June 1, 1998.

         The Company believes that the facilities will adequately serve the Bank's needs for its first several years of operation.

EMPLOYEES

         The Company anticipates that, upon commencement of operations, the Bank will have approximately 12 full-time employees. The Company will not have any employees other than its officers.

LEGAL PROCEEDINGS

         There are no material legal proceedings to which the Company or the Bank or any of their properties are subject.

                           SUPERVISION AND REGULATION

         The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with FDICIA, which was enacted in 1991, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. The banking industry is also likely to change significantly as a result of the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

THE COMPANY

         The Company will be a registered holding company under both the Savings and Loan Holding Company Act (the "SLHCA") set forth in Section 10 of the Home Owners Loan Act ("HOLA") and the Financial Institutions Code of Georgia. The Company will be regulated under such acts by the OTS and by the Department of Banking and Finance (the "DBF"), respectively. As a savings and loan holding company, the Company will be required to file with the OTS an annual report and such additional information as the OTS may require pursuant to the SLHCA. The OTS will also conduct examinations of the Company and each of its subsidiaries.

         As a unitary savings and loan holding company owning only one savings institution, the Company will generally be allowed to engage and invest in a broad range of business activities not permitted to commercial bank holding companies or multiple savings and loans holding companies, provided that the Bank continues to qualify as a "qualified thrift lender." See "--The Bank - Qualified Thrift Lender Requirements."

         The SLHCA and the Financial Institutions Code of Georgia will prohibit the Company from acquiring control of another savings association or another savings and loan holding company without prior approval from the OTS and the DBF, respectively. However, savings and loan holding companies are allowed to acquire or to retain as much as 5% of the voting shares of a savings institution or savings and loan holding company without regulatory approval.

         The OTS may not approve an acquisition that would result in the formation of certain types of interstate holding company networks. The OTS is precluded from approving an acquisition that would result in the formation of a multiple holding company controlling institutions in more than one state unless the acquiring company or one of its savings institution subsidiaries is authorized to acquire control of an institution or to operate an office in the additional state pursuant to a supervisory acquisition authorized under Section 13(k) of the Federal Deposit Insurance Act or unless the statutes of the state in which the institution to be acquired is located permits such an acquisition.

THE BANK

         General. Subject to receipt of the necessary approvals of its pending applications, the Bank will operate as a federal savings bank incorporated under the laws of the United States and subject to examination by the OTS. The OTS will regulate or monitor virtually all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The OTS will require the Bank to maintain certain capital ratios and will impose limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The Bank will be required by the OTS to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with minimum standards and procedures prescribed by the OTS. OTS Regulations generally provide that federal savings banks must be examined no less frequently than every 18 months. The Bank also is subject to assessments by the OTS to cover the costs of such examinations.

         As a federally chartered savings institution, the Bank generally will not be subject to those provisions of Georgia law governing state chartered financial institutions or to the jurisdiction of the DBF. However, the DBF interprets the Financial Institutions Code of Georgia to require the prior approval of the DBF for any acquisition of control of any savings institution (whether chartered by state or federal authority) located in Georgia.

         The DBF also interprets the Financial Institutions Code of Georgia to include savings and loan holding companies as "bank holding companies," thus giving the DBF the authority to make examinations of the Company and any subsidiaries and to require periodic and other reports. Existing DBF regulations do not restrict the business activities or investments of the Company or the Bank.

         State usury laws are applicable to federally insured institutions with regard to loans made within Georgia. Generally speaking, Georgia law does not establish ceilings on interest rates although certain specialized types of lending, in which the Bank engages, such as making loans of $3,000 or less, are subject to interest rate limitations.

         Subsidiary institutions of a savings and loan holding company, such as the Bank, are subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the holding company or any of its subsidiaries, on investment in the stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

         Capital Requirements. OTS regulations require that federal savings banks maintain (i) "tangible capital" in an amount of not less than 1.5% of total assets, (ii) "core capital" in an amount not less than 3.0% of total assets, and (iii) a level of risk-based capital equal to 8% of risk-weighted assets. Under OTS regulations, the term "core capital" generally includes common stockholders' equity, noncumulative perpetual preferred stock and related surplus, and minority interests in the equity accounts of consolidated subsidiaries less unidentifiable intangible assets (other than certain amounts of supervisory goodwill) and certain investments in certain subsidiaries plus 90% of the fair market value of readily marketable purchased mortgage servicing rights and purchased credit card relationships (subject to certain conditions). "Tangible capital" generally is defined as core capital minus intangible assets and investments in certain subsidiaries, except purchased mortgage servicing rights.

         In determining total risk-weighted assets for purposes of the risk-based requirement, (i) each off-balance sheet asset must be converted to its on-balance sheet credit equivalent amount by multiplying the face amount of each such item by a credit conversion factor ranging from 0% to 100% (depending upon the nature of the asset), (ii) the credit equivalent amount of each off-balance sheet asset and each on-balance sheet asset must be multiplied by a risk factor ranging from 0% to 200% (again depending upon the nature of the asset) and (iii) the resulting amounts are added together and constitute total risk-weighted assets. "Total capital"- risk-based capital requirement equals the sum of core capital plus supplementary capital (which, as defined, includes the sum of, among other items, perpetual preferred stock not counted as core capital, limited life preferred stock, subordinated debt, and general loan and lease loss allowances up to 1.25 % of risk-weighted assets) less certain deductions. The amount of supplementary capital that may be counted towards satisfaction of the total capital requirement may not exceed 100% of core capital, and OTS regulations require the maintenance of a minimum ratio of core capital to total risk-weighted assets of 4%.

         OTS regulations also include an interest-rate risk component in the risk-based capital requirement. Under this regulation, an institution is considered to have excess interest rate-risk if, based upon a 200-basis point change in market interest rates, the market value of an institution's capital changes by more than 2%. The OTS risk-based capital standards also provide for concentration of credit risk, risk from nontraditional activities and actual performance, and expected risk of loss on multi-family mortgages.

         Capital requirements higher than the generally applicable minimum requirement may be established for a particular savings association if the OTS determines that the institution's capital was or may become inadequate in view of its particular circumstances.

         Additionally, the DBF requires that savings and loan holding companies, such as the Company, must maintain a 5% Tier 1 leverage ratio on a consolidated basis.

         Deposit Insurance. Deposits at the Bank are insured to a maximum of $100,000 for each insured depositor by the FDIC. The FDIC establishes rates for the payment of premiums by federally insured commercial banks and savings banks, or thrifts, for deposit insurance. A separate Bank Insurance Fund ("BIF") and Savings Association Insurance Fund ("SAIF") are maintained for commercial banks and thrifts, respectively, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Under this system, until mid-1995 depositor institutions paid to BIF or SAIF from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis. Once the BIF reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually to $.00 per $100, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and there can be no assurance that such cost can be passed on the Bank's customers.

         As an insurer, the FDIC issues regulations, conducts examinations and generally supervises the operations of its insured institutions. Any insured institution which does not operate in accordance with or conform to FDIC regulations, policies and directives may be sanctioned for non-compliance. The FDIC has the authority to suspend or terminate insurance of deposits upon the finding that the institution has engaged in unsafe or unsound practices, is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. If insurance of accounts is terminated by the FDIC, the deposits in the institution will continue to be insured by the FDIC for a period of two years following the date of termination. The FDIC requires an annual audit by independent accountants and also periodically makes its own examinations of insured institutions.

         In addition to deposit insurance premiums, savings institutions also must bear a portion of the administrative costs of the OTS through an assessment based on the level of total assets of each insured institution and which differentiates between troubled and nontroubled savings institutions. Additionally, the OTS assesses fees for the processing of various applications.

         Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank's capital and surplus and, as to all affiliates combined, to 20% of the bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit
(i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

         Dividends. The Bank is subject to regulatory restrictions on the payment of dividends, including a prohibition of payment of dividends from its capital. All dividends must be paid out of the undivided profits then on hand, after deducting expenses, including losses and bad debts. The Bank must also obtain approval from the OTS prior to the payment of any dividends to the Company. In addition, under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized.

         Branching. As a federal savings bank, there are no regulatory restrictions on the Bank's ability to branch within or without the state of Georgia.

         Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, a financial institution's primary federal regulator (this is the OTS for the Bank) shall evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility.

         Liquidity. Under applicable federal regulations, savings associations are required to maintain an average daily balance of liquid assets (including cash, certain time deposits, certain bankers' acceptances, certain corporate debt securities and highly rated commercial paper, securities of certain mutual funds and specified United States government, state or federal agency obligations) equal to a monthly average of not less than a specified percentage of the average daily balance of the savings association's net withdrawable deposits plus short-term borrowings. Under HOLA, this liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% depending upon economic conditions and the deposit flows of member institutions, and currently is 5%. Savings institutions also are required to maintain an average daily balance of short-term liquid assets at a specified percentage (currently 1%) of the total of the average daily balance of its net withdrawable deposits and short-term borrowings.

         Equity Investments. The OTS has revised its risk-based capital regulation to modify the treatment of certain equity investments and to clarify the treatment of other equity investments. Equity investments that are permissible for both savings banks and national banks will no longer be deducted from savings associations' calculations of total capital over a five-year period. Instead, permissible equity investments will be placed in the 100% risk-weight category, mirroring the capital treatment prescribed for those investments when made by national banks under the regulations of the OCC. Equity investments held by savings associations that are not permissible for national banks must still be deducted from assets and total capital.

         Qualified Thrift Lender Requirement. A federal savings bank is deemed to be a "qualified thrift lender" ("QTL") as long as its "qualified thrift investments" equal or exceed 65% of its "portfolio assets" on a monthly average basis in nine out of every 12 months. Qualified thrift investments generally consist of (i) various housing related loans and investments (such as residential construction and mortgage loans, home improvement loans, mobile home loans, home equity loans and mortgage-backed securities), (ii) certain obligations of the FDIC, and (iii) shares of stock issued by any FHLB, the FHLMC or the FNMA. Qualified thrift investments also include certain other specified investments, subject to a percentage of portfolio assets limitation. For purposes of the QTL test, the term "portfolio assets" means the savings institution's total assets minus goodwill and other intangible assets, the value of property used by the savings institution to conduct its business, and liquid assets held by the savings institution in an amount up to 20% of its total assets.

         OTS regulations provide that any savings association that fails to meet the definition of a QTL must either convert to a national bank charter or limit its future investments and activities (including branching and payments of dividends) to those permitted for both savings associations and national banks. Further, within one year of the loss of QTL status, a holding company of a savings association that does not convert to a bank charter must register as a bank holding company and will be subject to all statutes applicable to bank holding companies. In order to exercise the powers granted to federally chartered savings associations and maintain full access to FHLB advances, the Bank must meet the definition of a QTL.

         Loans to One Borrower Limitations. HOLA generally requires savings associations to comply with the loans to one borrower limitations applicable to national banks. National banks generally may make loans to a single borrower in amounts up to 15% of their unimpaired capital and surplus, plus an additional 10% of capital and surplus for loans secured by readily marketable collateral. HOLA provides exceptions under which a savings association may make loans to one borrower in excess of the generally applicable national bank limits. A savings association may make loans to one borrower in excess of such limits under one of the following circumstances: (i) for any purpose, in any amount not to exceed $500,000; or (ii) to develop domestic residential housing units, in an amount not to exceed the lesser of $30 million or 30% of the savings association's unimpaired capital and unimpaired surplus, provided other conditions are satisfied.

         Commercial Real Property Loans. HOLA limits the aggregate amount of commercial real estate loans that a federal savings association may make to an amount not in excess of 400% of the savings association's capital.

ELIMINATION OF FEDERAL SAVINGS ASSOCIATION CHARTER

         Legislation that would eliminate the federal savings association charter is under discussion. If such legislation is enacted, the Bank would be required to convert its federal savings bank charter to either a national bank charter or to a state depository institution charter. Various legislative proposals also may result in the restructuring of federal regulatory oversight, including, for example, consolidation of the OTS into another agency, or creation of a new Federal banking agency to replace the various such agencies which presently exist. The Bank is unable to predict whether such legislation will be enacted or, if enacted, what the effect of such legislation will be.

         Federal Home Loan Bank System. The FHLB System consists of 12 regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board. The FHLBs provide a central credit facility for member savings associations. The maximum amount that the FHLB of Atlanta will advance fluctuates from time to time in accordance with changes in policies of the Federal Home Finance Board and the FHLB of Atlanta, and the maximum amount generally is reduced by borrowings from any other source. In addition, the amount of FHLB advances that a savings association may obtain will be restricted in the event the institution fails to constitute a QTL.

         Federal Reserve System. The Federal Reserve Board has adopted regulations that require savings associations to maintain nonearning reserves against their transaction accounts (primarily NOW and regular checking accounts). These reserves may be used to satisfy liquidity requirements imposed by the OTS. Because required reserves must be maintained in the form of cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the amount of the Bank's interest-earning assets.

         Savings institutions also have the authority to borrow from the Federal Reserve "discount window." Federal Reserve Board regulations, however, require savings associations to exhaust all FHLB sources before borrowing from a Federal Reserve bank.

         Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution will be fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

ENFORCEMENT POWERS

         FIRREA expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties" (primarily including management, employees, and agents of a financial institution, and independent contractors such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs). These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, FIRREA expanded the appropriate banking agencies' power to issue cease-and-desist orders that may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

RECENT LEGISLATIVE DEVELOPMENTS

         From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

EFFECT OF GOVERNMENTAL MONETARY POLICIES

         The earnings of the Bank will be affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Board's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

GENERAL

         The following table sets forth the respective names, positions with the Company and the Bank, and anticipated subscriptions of the Organizers. The Organizers may elect to purchase more than the shares indicated below. Additionally, in recognition of their acceptance of the financial risks incurred in connection with the organization of the Company and the Bank, the Organizers are being granted, for no additional consideration, warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "Management - Stock Warrants."

                                                                 ANTICIPATED SUBSCRIPTION
                                                          -----------------------------------------
                                                                       PERCENTAGE OF  PERCENTAGE OF
                              POSITION WITH               NUMBER OF       MINIMUM         MAXIMUM
        NAME                 COMPANY/BANK(1)              SHARES(2)      OFFERING(3)    OFFERING(4)
        ----                 ---------------              ---------      -----------    -----------
Gary M. Bremer            Class II Director;                20,000          3.70%          1.33%
                          Organizer
Richard C. Carter         Class II Director;                10,000          1.85%          0.66%
                          Organizer
Louis J. Douglass, III    Class II Director;                10,000          1.85%          0.66%
                          President; Chief Executive
                          Officer of the Bank;
                          Organizer
Terry L. Ferrero          Class I Director;                 20,000          3.70%          1.33%
                          Organizer
Stephen R. Gross          Organizer                         10,000          1.85%          0.66%
G. Webb Howell            Class I Director;                 12,500          2.31%          0.83%
                          Organizer
Frank E. Perisino         Class III Director;               10,000          1.85%          0.66%
                          Organizer
Richard A. Parlontieri    Class III Director;               12,500          2.31%          0.83%
                          Chairman; Chief Executive
                          Officer of the Company;
                          Organizer
Donnie Russell            Class I Director;                 10,000          1.85%          0.66%
                          Organizer
         TOTAL                                             115,000         20.91%          7.67%
                                                           =======         =====           ====

------------------------------

(1) The terms of the Class I Directors will expire in 1998; the terms of the Class II Directors will expire in 1999; and the terms of the Class III Directors will expire in 2000.
(2) All of such purchases will be at a price of $10.00 per share, the same price at which shares are being offered to the public. Additionally, in recognition of their acceptance of the financial risks incurred in connection with the organization of the Company and the Bank, the Organizers are being granted, for no additional consideration, warrants to purchase one share of Common Stock for each share purchased by them in this offering. See "Management -- Stock Warrants." Assuming that the Organizers purchase the indicated number of shares in this offering, and assuming all warrants issued in conjunction with shares purchased by the Organizers are exercised, the Organizers would own, as a group, 35.1% of the Common Stock to be outstanding upon the completion of this offering and exercise of the warrants if the minimum number of shares is sold and 14.2% of the Common Stock if the maximum number of shares is sold and the warrants exercised. No person is expected to own more than 5% of the shares of the Common Stock immediately after the offering. However, Organizers may purchase up to 100% of the shares in the offering if necessary for the Company to achieve the minimum capital requirement and also may decide to purchase additional shares in the offering even if the minimum offering is fully subscribed. Any shares purchased by the Organizers in excess of their original commitment will be purchased for investment and not with a view to the resale of such shares. Although each Organizer has agreed with the other Organizers that he will subscribe for the number of shares indicated above, neither the Organizers nor any other subscriber will be obligated to purchase shares except pursuant to a valid subscription agreement executed after receipt of this Prospectus. There is no formal written agreement among the Organizers regarding the number of shares they intend to purchase. This table includes shares which are expected to be beneficially owned by the Organizers upon completion of the offering.
(3) Assumes that the minimum number of 550,000 shares are sold in this offering.
(4) Assumes that the maximum number of 1,500,000 shares are sold in this offering.

         All of the Organizers (other than Mr. Gross) will serve as directors of the Company and the Bank.

BIOGRAPHICAL INFORMATION

         GARY M. BREMER, age 58, is founder and Chairman of Simione Central Holdings, Inc., a publicly traded Information Systems and Management Services Company in the home health industry. He is founder and former Chairman/CEO of Central Health Services. He is currently a Director and Treasurer of NAHC (National Association of Home Care), co-founder and Director for the Foundation for Medically Fragile Children, Member of the Board for the Caring Institute, Member of the Board for the Foundation for Hospice and Home Care, and co-founder for the HUG Center (a non-profit organization which provides day care services to chronically ill children). He is currently a director of Fayette County Bank. Mr. Bremer has also served on Speaker Newt Gingrich's Medicare Advisory Council.

         RICHARD C. CARTER, age 48, is Vice President of Marketing with Life of the South Insurance Company. He is a graduate of Troy State University, Troy, Alabama, where he majored in Business Management. He has over twenty years experience in marketing and management of health and financial services insurance products. Carter is a charter member of the Association of Health Insurance Agents and is a member of the National Association of Life Underwriters, Atlanta South Association. He holds the designation of Certified Health Consultant.

         LOUIS J. DOUGLASS, III, age 53, has been the proposed President and Chief Executive Officer of the Bank since December 1, 1997. From 1993 until he joined the Bank, he served as a director and an executive vice president of Regions Bank, Forsyth County, Georgia (formerly Peoples Bank of Forsyth, an affiliate of First National Bank of Gainesville), where he was responsible for branch managers, commercial lenders, construction lending department, loan operations, and day to day activities of managing the bank. Prior to his community bank experience, Mr. Douglass was with Citizens and Southern National Bank for over 20 years. While at C&S he was responsible for both the commercial and retail sides of the bank in several districts which ranged in size from 16 to 24 branches throughout greater Atlanta. From 1994 to 1996, Mr. Douglass served as Treasurer of the Forsyth Rotary Club. He was also on the Construction Committee (1995-1996), Nominating Committee (1996-1997) and Yacht Club Committee
(1997) for the Atlanta Athletic Club. From 1993 to 1996 he served as the director for Sawnee Community Center. Mr. Douglass has also served as a director for the Northeast Chapter- Robert Morris Associates and the Forsyth Chamber of Commerce Economic Development Committee. From 1995 to 1996 Mr. Douglass was involved in the Sheshunoff Affiliation Program. He has also actively participated in the Marist Booster Club and the Georgia Bankers Association.

         TERRY L. FERRERO, age 46, is President and Chief Executive Officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies in Georgia, Alabama, Florida, South Carolina and Tennessee. Prior to founding American Wholesale, Mr. Ferrero was a Sales Executive with Building Products Division of United States Steel Corporation for over 15 years. Mr. Ferrero serves on numerous Advisory Boards for the building supply industry. He is active with several charities, including Habitat for Humanity, United Cerebral Palsy and Scottish Rite Hospital.

         STEPHEN R. GROSS, age 50, is a founding member of Gross, Collins & Cress, P.C. He was Regional Managing Partner, National Director of Business Consulting, and a member of the Executive Committee of the predecessor national accounting firm. Gross, a native of Atlanta, graduated from Duke University with a focus in corporate finance and attended Georgia State University graduate school majoring in accounting and tax. He has taught business planning, real estate services and computer consulting to CPAs throughout Georgia and has been a national speaker and trainer on these subjects.

         G. WEBB HOWELL, age 44, is an Agent Field Consultant for State Farm Insurance in Marietta, Georgia. Howell has been in the State Farm organization since 1974. He is a Chartered Life Underwriter and a Chartered Financial Consultant and a member of the Atlanta chapter of both of these organizations, as well as a member of the National Association of Life Underwriters. Howell attended Clayton College and National Louis University. He was an organizer of First Community Bank Services, Inc., the holding company for Fayette County Bank, and he is currently a director of Fayette County Bank.

         RICHARD A. PARLONTIERI, age 51, is President/CEO of Habersham Resource Management, a consulting firm with over 16 years experience in the financial services industry. He was an organizer of First Community Bank Services, Inc., the holding company for Fayette County Bank, and he is currently a director of Fayette County Bank. His community involvement includes currently serving as Chairman, U.S. Selective Service Board, past City Councilman, Peachtree City, Georgia; Chairman, Association of Fayette County Governments; Chairman, Peachtree City Planning Commission; President, Fayette County American Heart Association and Organizer/Director, Fayette Family YMCA.

         FRANK E. PERISINO, age 53, is owner/operator of FMK Enterprises, Inc., which operates X-Press Car Rental and Leasing in Atlanta, Georgia, and the National Car Rental Franchise for Albany, Georgia. Mr. Perisino also owns X-Press Car Rental, Inc., a Florida corporation. He has held management positions with Hertz and Budget Rent-A-Car, and has worked as a consultant to car rental companies throughout the East Coast. He received an Associates Degree in Business from Robert Morris College in Pennsylvania, and a Bachelor of Science Degree from West Liberty State College in West Virginia.

         DONNIE RUSSELL, age 54, is Chairman/CEO of Buddy's Homes, a 30 year old manufactured housing sales and marketing company. He is President/CEO of Buddy's Financial Group, Founder/Director of Chandeleur Homes, a manufactured housing company, Director of American Heart Association of Fayette County, and Director of GMHA. He was an organizer of First Community Bank Services, Inc., the holding company for Fayette County Bank, and he is currently a director of Fayette County Bank. He has a B.S. degree from Auburn University.

EMPLOYMENT AGREEMENTS

         The Company has entered into a letter of employment with Mr. Douglass for a three year term pursuant to which Mr. Douglass will serve as the President and Chief Executive Officer of the Bank. Mr. Douglass will be paid a salary of $110,000, plus his yearly medical insurance premium. Mr. Douglass will be eligible to participate in any management incentive program of the Bank or any long-term equity incentive program and will be eligible for grants of stock options and other awards thereunder. Upon the closing of the offering (or as soon thereafter as an appropriate stock option plan is adopted by the Company), Mr. Douglass will be granted an option to purchase 10,000 shares of Common Stock at $10.00 per share. The options will vest over a three-year period and will have a term of ten years. Additionally, Mr. Douglass will participate in the Bank's retirement, welfare and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses. The letter of employment with Mr. Douglass also provides that following termination of his employment with the Bank and for a period of twelve months thereafter, Mr. Douglass, may not (i) be employed in the banking business as a director, officer at the vice-president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within a ten-mile radius of the Bank's offices, (ii) solicit major customers of the Bank for the purpose of providing financial services, or (iii) solicit employees of the Bank for employment. The amount of compensation paid in 1997 to Mr. Douglass was $9,166.67.

DIRECTOR COMPENSATION

         The Organizers do not intend for the Company or the Bank to pay directors' fees until such time as the Bank is cumulatively profitable. However, the Company and the Bank reserve the right to pay directors' fees. In addition, after the offering, the Company expects to adopt a stock option plan which will permit the Company to grant options to officers, directors, key employees, advisors, and consultants of the Company. The Company anticipates that it will initially authorize the issuance of 175,000 shares under the stock option plan and intends to reserve approximately 75,000 shares of these shares for issuance to directors over a three year period. However, if the number of shares issuable upon exercise of the warrants to be granted to Organizers and the number of shares issuable upon exercise of the options to be issued to Mr. Douglass exceed an amount equal to 15% of the number of shares issued in the offering, then the Company will not issue any additional stock options for a period of one year from the date of this prospectus.

STOCK WARRANTS

         In recognition of the financial risks they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases (directly or indirectly, such as through an IRA account or through a spouse's or a child's name) in the offering, the Organizer will also receive a warrant to purchase an additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock). The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date the Bank opens for business and one year from the date of this prospectus and will be exercisable in whole or in part at any time during the ten-year period following that date, at an exercise price equal to $10.00 per share. The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws applicable to affiliates. See "--Shares Eligible for Future Sale." If the OTS issues a capital directive or other order requiring the Bank to obtain additional capital, the warrants will be forfeited if not then exercised.

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The Company and the Bank expect to have banking and other transactions in the ordinary course of business with Organizers, directors, and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such Organizers, officers, or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectability nor present other unfavorable features to the Company and the Bank. Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. The Company intends for all of its transactions with Organizers or other affiliates of the Company or the Bank to be on terms no less favorable to the Company than could be obtained from an unaffiliated third party and to be approved by a majority of the Company's disinterested directors.

EXCULPATION AND INDEMNIFICATION

         The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "Code"). In addition, if at any time the Code shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Code. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Code would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Code expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company and the Bank pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company and the Bank have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors intends to extend indemnification rights to all of its executive officers.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL

         The authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The following summary describes the material terms of the Company's capital stock. Reference is made to the Articles of Incorporation of the Company, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, for a detailed description of the provisions thereof summarized below.

COMMON STOCK

         Holders of shares of the Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors out of funds legally available therefor. The Company does not plan to declare any dividends in the immediate future. See "Dividend Policy." Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any classes or series of Preferred Stock that the Company may issue in the future.

         There currently is no market for the shares. The Company has filed a registration statement with the SEC to register the issuance of the Common Stock in the offering under the Securities Act, and the Company intends to apply to list the Common Stock on the Nasdaq Stock Market as soon as it qualifies to do so. However, the Company does not expect to meet the Nasdaq Stock Market listing requirements until the Bank has been in operation for at least one year, and there can be no assurance that the Company will meet the listing requirements at any time or that any trading market will develop for the shares.

PREFERRED STOCK

         The Articles provide that the Board of Directors is authorized, without further action by the holders of the Common Stock, to provide for the issuance of shares of Preferred Stock in one or more classes or series and to fix the designations, powers, preferences, and relative, participating, optional and other rights, qualifications, limitations, and restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any Preferred Stock so issued may rank senior to the Common Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding-up, or both. In addition, any such shares of Preferred Stock may have class or series voting rights. Upon completion of this offering, the Company will not have any shares of Preferred Stock outstanding. Issuances of Preferred Stock, while providing the Company with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of Common Stock (for example, the issuance of any Preferred Stock with voting or conversion rights may adversely affect the voting power of the holders of Common Stock), and in certain circumstances such issuances could have the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue any shares of Preferred Stock.

STOCK WARRANTS

         In recognition of the financial risks they have undertaken in organizing the Bank, for each share of Common Stock an Organizer purchases (directly or indirectly, such as through an IRA account or through a spouse's or a child's name) in the offering, the Organizer will also receive a warrant to purchase an additional share of Common Stock. In other words, for each $10 purchase in the offering, an Organizer will receive a Unit consisting of one share of Common Stock and a warrant to purchase an additional share of Common Stock (in contrast, for each $10 purchase in the offering, each investor who is not an Organizer will receive one share of Common Stock). The warrants, which will be represented by separate warrant agreements, will become exercisable on the later of the date the Bank opens for business or one year from the date of this prospectus and will be exercisable during the ten-year period following that date, at an exercise price equal to $10.00 per share. The warrants and shares issued pursuant to the exercise of such warrants will be transferable, subject to compliance with applicable securities laws. If the OTS issues a capital directive or other order requiring the Bank to obtain additional capital, the warrants will be forfeited if not then exercised.

CERTAIN ANTITAKEOVER EFFECTS

         The provisions of the Articles, the Bylaws and the Georgia corporation law summarized in the following paragraphs may be deemed to have antitakeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

         Authorized but Unissued Stock. The authorized but unissued shares of Common Stock and Preferred Stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

         Number of Directors. The Bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than twenty-five members.

         Classified Board of Directors. The Articles and Bylaws divide the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the Board of Directors, will have the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable.

         Removal of Directors and Filling Vacancies. The Articles of Incorporation provide that shareholders may not remove a director without cause. The Bylaws also provide that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled by a majority of the remaining directors, even if they do not constitute a quorum. When one or more directors resign from the Board of Directors effective at a future date, a majority of directors then in office, including the directors who are to resign, may vote on filling the vacancy.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals and shareholder nominations for the election of directors at any meeting of shareholders must be in writing and be received by the Secretary of the Company not later than ninety days prior to the meeting. The Company may reject a shareholder proposal or nomination that is not made in accordance with such procedures.

         Certain Nomination Requirements. Pursuant to the Bylaws, the Company has established certain nomination requirements for an individual to be elected as a director of the Company at any annual or special meeting of the shareholders, including that the nominating party provide the Company within a specified time prior to the meeting (i) notice that such party intends to nominate the proposed director; (ii) the name of and certain biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders' meeting may, for good cause shown, waive the operation of these provisions. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the Board of Directors.

SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, the Company will have a minimum of 550,000 and a maximum of 1,500,000 shares of Common Stock outstanding. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by "affiliates" of the Company, which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract or otherwise. Directors of the Company and the Bank will likely be deemed to be affiliates. These securities held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

         In general, under Rule 144, an affiliate of the Company or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of the Common Stock by affiliates of the Company pursuant to Rule 144 difficult if no trading market develops in the Common Stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia. Certain legal matters will be passed upon in connection with the offering by the Sales Agent by Carlile Patchen & Murphy LLP, Columbus, Ohio.

                                     EXPERTS

         The financial statements of the Company dated December 31, 1997, and for the period from August 22, 1997 (inception), until December 31, 1997, have been audited by Bricker & Melton, P.A., as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of such firm given upon their authority as an expert in accounting and auditing.

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

                                 C O N T E N T S

                                                                                          Page
                                                                                          ----
Independent Auditors' Report...............................................................F-1

Balance Sheet - December 31, 1997..........................................................F-2

Statement of Operations for the Period from Inception (August 22, 1997)
   to December 31, 1997....................................................................F-3

Statement of Changes in Stockholders' Equity for the Period from
   Inception (August 22, 1997) to December 31, 1997........................................F-4

Statement of Cash Flows for the Period from Inception (August 22, 1997)
   to December 31, 1997....................................................................F-5

Notes to Financial Statements as of and for the Period from Inception
   (August 22, 1997) to December 31, 1997..................................................F-6

                  INDEPENDENT AUDITORS' REPORTAUDITORS' REPORT

The Board of Directors
Southeast Commerce Holding Company
(A Development Stage Corporation)
Atlanta, Georgia

         We have audited the accompanying balance sheet of Southeast Commerce Holding Company (a development stage corporation), as of December 31, 1997, and the related statements of operations, changes in stockholders' equity and cash flows for the period from inception (August 22, 1997) to December 31, 1997. These financial statements are the responsibility of Southeast Commerce Holding Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southeast Commerce Holding Company as of December 31, 1997, and the results of its operations, changes in stockholders' equity and cash flows for the period from inception (August 22, 1997) to December 31, 1997, in conformity with generally accepted accounting principles.

         The accompanying financial statements have been prepared assuming that Southeast Commerce Holding Company will continue as a going concern. As discussed in Note 1 to the financial statements, Southeast Commerce Holding Company is in the organization stage and has not commenced operations. Also, as discussed in Note 2, Southeast Commerce Holding Company's future operations are dependent on obtaining capital through an initial stock offering and obtaining the necessary final regulatory approvals to operate under a federal savings bank charter. These factors and the expense associated with the development of a new banking institution raise substantial doubt about Southeast Commerce Holding Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments relating to the recoverability of reported asset amounts or the amount of liabilities that might result from the outcome of this uncertainty.

                                        Bricker & Melton, P.A.

February 28, 1998
Duluth, Georgia

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                                  BALANCE SHEET

                                DECEMBER 31, 1997



                                    ASSETS
Current assets:
   Cash                                                                          $      --
                                                                                 ---------
         Total current assets                                                           --
                                                                                 ---------

Fixed assets (Note 4)                                                               50,000
Deferred organizational costs                                                       84,926
Prepaid expenses                                                                     7,228
Other assets                                                                        18,347
                                                                                 ---------

         TOTAL ASSETS                                                            $ 160,501
                                                                                 =========

                     LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Current liabilities:
      Accounts payable                                                           $  65,161
      Note payable (Note 2)                                                        170,000
                                                                                 ---------
         TOTAL LIABILITIES                                                         235,161
                                                                                 ---------

STOCKHOLDERS' EQUITY
   Preferred stock, par value $.01 per share; 10,000,000 shares authorized,
      no shares issued and outstanding                                                  --
   Common stock, par value $.01 per share; 10,000,000 shares authorized,
      10 shares issued and outstanding                                                  --
   Additional paid-in capital                                                          100
   Deficit accumulated during the development stage                                (74,760)
                                                                                 ---------
         TOTAL STOCKHOLDERS' EQUITY                                                (74,660)
                                                                                 ---------

Commitments and contingencies (Note 4)                                                  --
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                       $ 160,501
                                                                                 ---------


The accompanying notes are an integral part of these financial statements.

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF OPERATIONS

      FOR THE PERIOD FROM INCEPTION (AUGUST 22, 1997) TO DECEMBER 31, 1997




EXPENSES
  Interest expense                                                       $ 2,909
  Salaries and employee benefits                                          51,780
  Rent expense                                                             8,351
  Other operating                                                         11,720
                                                                         -------
     Total Expenses                                                       74,760
                                                                         -------

  Income tax expense (benefit) (Note 3)                                       --
                                                                         -------

     NET LOSS                                                            $74,760
                                                                         =======

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                      STATEMENT OF CHANGES IN STOCKHOLDERS'

      FOR THE PERIOD FROM INCEPTION (AUGUST 22, 1997) TO DECEMBER 31, 1997




                                                                    Deficit
                                                                  Accumulated
                                                Additional        During the
                                   Common         Paid-in         Development
                                    Stock         Capital            Stage           Total
                                   ------       ----------        -----------      --------
Proceeds from the sale of 10
   organization shares              $ --            $100             $     --      $    100
Net Loss                              --              --              (74,760)      (74,760)
                                    ----            ----             --------      --------
BALANCE, DECEMBER 31, 1997          $ --            $100             $(74,760)     $(74,660)
                                    ====            ====             ========      ========

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                             STATEMENT OF CASH FLOWS

      FOR THE PERIOD FROM INCEPTION (AUGUST 22, 1997) TO DECEMBER 31, 1997



CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                                         $ (74,760)
   Adjustments to reconcile net loss to net cash used by operating activities:
         Increase in prepaid and other assets                                         (25,575)
         Increase in accounts payable                                                  65,161
                                                                                    ---------
            NET CASH USED BY OPERATING ACTIVITIES                                     (35,174)
                                                                                    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
   Deferred organizational costs                                                      (84,926)
   Purchase of fixed assets                                                           (50,000)
                                                                                    ---------
            NET CASH USED BY INVESTING ACTIVITIES                                    (134,926)
                                                                                    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from the sale of organization shares                                          100
   Proceeds from loan by organizers                                                     8,000
   Repayment of loan by organizers                                                     (8,000)
   Proceeds from note payable                                                         170,000
                                                                                    ---------
            NET CASH PROVIDED BY FINANCING ACTIVITIES                                 170,100
                                                                                    ---------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                  --
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           --
                                                                                    ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                          $      --
                                                                                    =========

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

      FOR THE PERIOD FROM INCEPTION (AUGUST 22, 1997) TO DECEMBER 31, 1997



NOTE 1--ORGANIZATION

         Southeast Commerce Holding Company was formed to organize and own all of the capital stock of Commerce Bank (the Bank); together they are herein referred to as "the Company." The organizers of the Company filed an application to charter the Bank as a federal savings bank with the Office of Thrift Supervision. Provided the necessary capital is raised and the necessary regulatory approvals are received, it is expected that operations will commence in the second quarter of 1998.

         The accounting and reporting policies of the Company conform to generally accepted accounting principles and to general practices within the banking industry.

         The Company plans to raise a minimum of $5,500,000 through an offering of its $.01 par value common stock. The organizers, directors and members of their immediate families expect to purchase a total of 115,000 Units, which consist of one share of Common Stock and one warrant to purchase an additional share of Common Stock at $10 per share, at an aggregate purchase price of approximately $1,150,000.

         Upon the completion of the sale of common stock and the opening of the Bank, incurred organization costs, estimated to be $175,000 ($100,000 for the Bank and $75,000 for the Company, consisting principally of legal, regulatory, consulting and incorporation fees) will be deferred and amortized over the Bank's and the Company's initial 60 months of operations. Offering expenses, estimated to be $125,000 (consisting principally of direct incremental costs of the stock offering) will be deducted from the proceeds of the offering, and pre-opening expenses, estimated to be $150,000, (consisting principally of salaries, overhead and other operating costs) will be charged against the initial period's operating results.

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

NOTE 2--LIQUIDITY AND GOING CONCERN CONSIDERATIONS

         The Company incurred a net loss of $74,760 for the period from inception (August 22, 1997) to December 31, 1997. Operations through December 31, 1997, relate primarily to expenditures for incorporating and organizing the Company.

         At August 22, 1997, the Company had been totally funded by an $8,000 loan from the organizers. On August 27, 1997, the organizers established a line of credit to pay back the organizers (without interest) and provide operating funds until permanent funding was obtained.

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

      FOR THE PERIOD FROM INCEPTION (AUGUST 22, 1997) TO DECEMBER 31, 1997



NOTE 2--LIQUIDITY AND GOING CONCERN CONSIDERATIONS, (Continued)

         At December 31, 1997, the Company is totally funded by a $500,000 line of credit with a bank at adjustable prime rate, currently 8.5 percent. The line of credit is unsecured and requires interest only payments on a quarterly basis with total principal plus interest due at maturity on August 27, 1998. Personal guarantees of the organizers, up to $83,333 each, were required by the lender. This line of credit has been used to repay (without interest) the organizers' $8,000 initial funding of the Company and to provide additional operating funds until permanent funding was obtained. As of December 31, 1997, approximately $170,000 has been drawn against this line of credit. Management believes that the current level of expenditures is well within the financial capabilities of the organizers and is adequate to meet existing obligations and fund current operations, but commencing banking operations is dependent upon the Company successfully completing the stock offering and obtaining regulatory approval.

         To provide permanent funding for its operation, the Company is currently anticipating offering a minimum of 550,000 and a maximum of 1,500,000 shares of its common stock, $.01 par value, at $10 per share in an initial public offering. Costs related to the organization and registration of the Company's common stock will be paid from the gross proceeds of the offering. Should subscriptions for the minimum offering not be obtained, amounts paid by subscribers with their subscriptions will be returned, net of expenses, and the offer will be withdrawn.

NOTE 3--INCOME TAXES

         There was no provision (benefit) for income taxes for the period from inception (August 22, 1997) to December 31, 1997, due to the Company's net operating loss and its valuation reserve against deferred tax assets.

         The following difference gives rise to deferred income taxes as of December 31, 1997:

Net operating loss carryforward                                        $ 25,418
Valuation reserve                                                       (25,418)
                                                                       --------
Net deferred tax asset                                                 $     --
                                                                       ========


         As of December 31, 1997, the Company has a net operating loss carryforward of approximately $74,760.

                       SOUTHEAST COMMERCE HOLDING COMPANY
                        (A DEVELOPMENT STAGE CORPORATION)

                          NOTES TO FINANCIAL STATEMENTS

      FOR THE PERIOD FROM INCEPTION (AUGUST 22, 1997) TO DECEMBER 31, 1997



NOTE 4--COMMITMENTS

         The Company entered into a letter of employment with the President and Chief Executive Officer of the Bank. The letter of employment continues for three years and provides for an annual base salary of $110,000 per year, plus an annual medical insurance premium and such other benefits as hospitalization, disability and life insurance, which are generally made available to other senior executives of the Company and the Bank.

         On October 14, 1997, the Company entered into a lease agreement for office space at its planned main office location, subject to the following conditions (i) preliminary and final charter approval is received from the Office of Thrift Supervision, (ii) the Federal Deposit Insurance Corporation
(FDIC) approves said chartered association for FDIC-provided insurance, and
(iii) the Company raises not less than $5,000,000 in capital. The anticipated commencement date of the lease is April 1, 1998, with a ten-year term. The Company has deposited $18,347.50 as of December 31, 1997, which includes a security deposit of $9,173.25 and the initial payment of $9,173.25. The monthly base rent will be $9,173.25 per month through March 31, 2000, $10,419.00 per month through March 31, 2003 and $11,325.00 per month through March 31, 2008.

On December 30, 1997, the Company entered into a software license agreement for the data processing applications and implementation of the company's electronic data processing system. The agreement provides for a total of $313,500 plus related expenses and is to be full paid in 1998. As of December 31, 1997, a deposit of $50,000 has been made.

                       SOUTHEAST COMMERCE HOLDING COMPANY
                     STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:      Southeast Commerce Holding Company
         100 Galleria Parkway, Suite 400
         Atlanta, Georgia 30339

Gentlemen:

         You have informed me that Southeast Commerce Holding Company, a Georgia corporation (the "Company"), is offering up to 1,500,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"), at a price of $10.00 per share payable as provided herein and as described in and offered pursuant to the Prospectus furnished with this Subscription Agreement to the undersigned (the "Prospectus").

         1. SUBSCRIPTION. Subject to the terms and conditions hereof, the undersigned hereby tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to "The Bankers Bank as Escrow Agent for Southeast Commerce Holding Company" the amount indicated below (the "Funds"), representing the payment of $10.00 per share for the number of shares of Common Stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

         2. ACCEPTANCE OF SUBSCRIPTION. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

         3. ACKNOWLEDGMENTS. The undersigned hereby acknowledges that he or she has received a copy of the Prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

         4. REVOCATION. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

BY EXECUTING THIS AGREEMENT, THE SUBSCRIBER IS NOT WAIVING ANY RIGHTS HE OR SHE MAY HAVE UNDER FEDERAL SECURITIES LAWS, INCLUDING THE SECURITIES ACT OF 1933 AND THE SECURITIES EXCHANGE ACT OF 1934.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR SAVINGS DEPOSITS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.



_____________________________________________________                   __________________________________________________________
Number of Shares Subscribed                                             Name or Names of Subscribers (Please Print)
for (minimum _______ shares)

$____________________________________________________                   __________________________________________________________
Total Subscription Price at                                             Please indicate form of ownership desired (individual,
$10.00 per share (funds must be                                         joint tenants with right of survivorship, tenants in
enclosed) common, trust corporation, partnership, custodian, etc.)


Date:________________________________________________                   _______________________________________________(L.S.)
                                                                        Signature of Subscriber(s)*




_____________________________________________________                   _______________________________________________(L.S.)
Social Security Number or Federal                                       Signature of Subscriber(s)*
Taxpayer Identification Number

Street (Residence) Address:


         ___________________________________________________

         ___________________________________________________

         ___________________________________________________
         City, State and Zip Code


         *When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.



TO BE COMPLETED BY THE COMPANY:

         Accepted as of ______________, 199__, as to __________ shares.


                                        SOUTHEAST COMMERCE HOLDING COMPANY


                                        ________________________________________
                                        By:
                                        Title:

                      FEDERAL INCOME TAX BACKUP WITHHOLDING

         In order to prevent the application of federal income tax backup withholding, each subscriber must provide the Escrow Agent with a correct Taxpayer Identification Number ("TIN"). An individual's social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9, which is set forth below.

         Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

         Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

         If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, "Applied For" should be written in the space provided for the TIN on the Substitute Form W-9.

                               SUBSTITUTE FORM W-9

         Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

         You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

         Each subscriber should complete this section.



_____________________________________      _____________________________________
  Signature of Subscriber                    Signature of Subscriber


_____________________________________      _____________________________________
  Printed Name                               Printed Name


_____________________________________      _____________________________________
  Social Security or Employer                Social Security or Employer
  Identification No.                         Identification No.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby. If given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder at any time shall under any circumstances create any implication that the information herein is correct at any time after the date hereof.

                           ---------------------------

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Reports to Shareholders.............................................Inside Cover
Additional Information..............................................Inside Cover
Summary .......................................................................3
Risk Factors...................................................................6
The Offering..................................................................10
Use of Proceeds...............................................................13
Capitalization................................................................15
Dividend Policy ..............................................................16
Plan of Operation.............................................................16
Proposed Business.............................................................17
Supervision and Regulation....................................................21
Management....................................................................28
Description of Capital Stock of the Company...................................32
Legal Matters.................................................................34
Experts.......................................................................35
Financial Statements ........................................................F-1
Subscription Agreement.......................................................A-1

                           ---------------------------


         UNTIL __________, 1998, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================



                                1,500,000 SHARES




                               SOUTHEAST COMMERCE
                              HOLDING COMPANY, INC.




                         A PROPOSED HOLDING COMPANY FOR

                                  COMMERCE BANK
                                   (PROPOSED)




                                  COMMON STOCK


                           ---------------------------

                                   PROSPECTUS

                           ---------------------------



                       BANK STOCK FINANCIAL SERVICES, INC.

                               ____________, 1998


                    ========================================

                                     PART II

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Item 24. Indemnification of Directors and Officers

         The Company's Articles of Incorporation contain a provision which, subject to certain limited exceptions, limits the liability of a director to the Company or its shareholders for any breach of duty as a director. There is no limitation of liability for: a breach of duty involving appropriation of a business opportunity of the Company; an act or omission which involves intentional misconduct or a knowing violation of law; any transaction from which the director derives an improper personal benefit; or as to any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Business Corporation Code (the "Code"). In addition, if at any time the Code shall have been amended to authorize further elimination or limitation of the liability of director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

         The Company's bylaws contain certain provisions which provide indemnification to directors of the Company that is broader than the protection expressly mandated in Sections 14-2-852 and 14-2-857 of the Code. To the extent that a director or officer of the Company has been successful, on the merits or otherwise, in the defense of any action or proceeding brought by reason of the fact that such person was a director or officer of the Company, Sections 14-2-852 and 14-2-857 of the Code would require the Company to indemnify such persons against expenses (including attorney's fees) actually and reasonably incurred in connection therewith. The Code expressly allows the Company to provide for greater indemnification rights to its officers and directors, subject to shareholder approval.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company and the Bank pursuant to the Articles of Incorporation or Bylaws, or otherwise, the Company and the Bank have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         The Board of Directors also has the authority to extend to officers, employees and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended or intends to extend indemnification rights to all of its executive officers.

         The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against him or incurred by him in any such capacity, whether or not the Company would have the power to indemnify him against such liability under the bylaws.

Item 25. Other Expenses of Issuance and Distribution.

         Estimated expenses (other than underwriting commissions) of the sale of the shares of Common Stock are as follows:

         Registration Fee                                                $ 4,545
         Printing and Engraving                                           10,000
         Legal Fees and Expenses                                          40,000
         Accounting Fees                                                  10,000
         Blue Sky Fees and Expenses                                        6,000
         Miscellaneous Disbursements                                       5,000
                                                                         -------

         TOTAL                                                           $75,545
                                                                         =======

Item 26. Recent Sales of Unregistered Securities.

         On August 23, 1997, the Company issued ten shares of its Common Stock to one of its Organizers, Mr. Richard A. Parlontieri, in order to complete the Company's organization. The price per share was $10.00 for a total purchase price of $100.00. There were no underwriting discounts or commissions paid with respect to this transaction. The Company has the right to redeem Mr. Parlontieri's stock at the original purchase price of $100.00 and intends to do so upon completion of this offering. The sale was exempt under Section 4(2) of the Securities Act of 1933.

Item 27. Exhibits.

3.1.     Articles of Incorporation*

3.2.     Bylaws*

4.1. See Exhibits 3.1 and 3.2 for provisions in the Company's Articles of Incorporation and Bylaws defining the rights of holders of the Common Stock*

4.2.     Form of Certificate of Common Stock*

5.1.     Opinion Regarding Legality*

10.1. Letter of Employment dated November 18, 1997, between the Company and Louis J. Douglass, III*

10.2. Line of Credit Agreement dated August 27, 1997, between The Company and The Bankers Bank*

10.3. Lease Agreement dated October 14, 1997, between the Company, as lessee, and Regent Paces Ferry Office I, Inc., as lessor*

10.4 Form of Escrow Agreement among the Company, Banc Stock Financial Services, Inc., and The Bankers Bank*

10.5     Phoenix International Ltd., Inc. Software License Agreement*

10.6 Letter of Intent dated February 20, 1998 between the Company and Banc Stock Financial Services, Inc.*

10.7 Form of Underwriting Agreement among the Company and Banc Stock Financial Services, Inc.*

23.1.    Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)*

24.1.    Power of Attorney*

27.1.    Financial Data Schedule (for electronic filing purposes)*

------------------------
* Previously filed

Item 28. Undertakings.

         The undersigned Company will:

         (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 24 above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on March 26, 1998.

                                        SOUTHEAST COMMERCE HOLDING COMPANY

                                        By: /s/ Richard A. Parlontieri
                                            --------------------------
                                            Richard A. Parlontieri
                                            Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following in the capacities and on the dates indicated.

Signature                           Title                      Date
---------                           -----                      ----
*
Gary M. Bremer                      Director                   March 26, 1998
------------------------------


*
------------------------------
Richard C. Carter                   Director                   March 26, 1998


/s/ Louis J. Douglass, III
------------------------------
Louis J. Douglass, III              Director                   March 26, 1998


*
------------------------------
Terry L. Ferrero                    Director                   March 26, 1998


*
------------------------------
G. Webb Howell                      Director                   March 26, 1998




                    (Signatures continued on following page)

                                   SIGNATURES


Signature                           Title                      Date
---------                           -----                      ----
/s/ Richard A. Parlontieri
------------------------------
Richard A. Parlontieri              President;                 March 26, 1998
                                    Chief Executive Officer
                                     of the Company;
                                    Principal Accounting and
                                     Financial Officer;
                                    Director


*
------------------------------
Frank E. Perisino                   Director                   March 26, 1998


*
------------------------------
Donnie Russell                      Director                   March 26, 1998


*By:  /s/ Richard A. Parlontieri
 -------------------------------
Richard A. Parlontieri,
as attorney-in-fact

                                  EXHIBIT INDEX


EXHIBIT           DESCRIPTION
-------           -----------
3.1.              Articles of Incorporation*

3.2.              Bylaws*

4.1.              See Exhibits 3.1 and 3.2 for provisions in the Company's
                  Articles of Incorporation and Bylaws defining the rights of holders of the Common Stock*

4.2.              Form of Certificate of Common Stock*

5.1.              Opinion Regarding Legality*

10.1.             Letter of Employment dated November 18, 1997, between the
                  Company and Louis J. Douglass, III*

10.2.             Line of Credit Agreement dated August 27, 1997, between The
                  Company and The Bankers Bank*

10.3. Lease Agreement dated October 14, 1997, between the Company, as lessee, and Regent Paces Ferry Office I, Inc., as lessor*

10.4              Escrow Agreement among the Company, Banc Stock Financial
                  Services, Inc., and The Bankers Bank*

10.5              Phoenix International Ltd., Inc. Software License Agreement*

10.6 Letter of Intent dated February 20, 1998 between the Company and Banc Stock Financial Services, Inc.*

10.7              Form of Underwriting Agreement among the Company and Banc
                  Stock Financial Services, Inc.*

23.1.             Consent of Independent Public Accountants

23.2. Consent of Nelson Mullins Riley & Scarborough, L.L.P. (appears in its opinion filed as Exhibit 5.1)*

24.1.             Power of Attorney*

27.1.             Financial Data Schedule (for electronic filing purposes)*



-----------------------------

* Previously filed